UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10
Amendment No. 4

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

INTERNATIONAL PAINTBALL ASSOCIATION, INC.
(Exact name of registrant as specified in its charter)

Colorado	20-1207864
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2600 E. Southlake Boulevard, Suite 120-366, Southlake, TX	76092
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(817) 491-8611

Securities to be registered under Section 12(b) of the Act:
Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	n/a

Securities to be registered pursuant to Section 12(g) of the Act:
Common stock, no par value
(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check One).

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This registration statement contains forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  These forward-looking statements include, among others, the following:

•	our ability to raise sufficient working capital necessary to continue to implement our business plan and satisfy our obligations as they become due,
•	our ability to continue as a going concern,
•	our ability to develop revenue producing operations,
•	our ability to establish our brand and effectively compete in our target market, and
•	risks associated with the external factors that impact our operations, including economic and leisure trends.

Forward-looking statements are typically identified by use of terms such as “may”, “could”, “should”, “expect”, “plan”, “project”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “pursue”, “target” or “continue”, the negative of such terms or other comparable terminology, although some forward-looking statements may be expressed differently.  The forward-looking statements contained in this registration statement are largely based on our expectations, which reflect estimates and assumptions made by our management.  These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors.  Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control.  In addition, management’s assumptions about future events may prove to be inaccurate.  Management cautions all readers that the forward-looking statements contained in this registration statement are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur.  Actual results may differ materially from those anticipated or implied in the forward-looking statements.

You should consider the areas of risk described in connection with any forward-looking statements that may be made herein, including under Risk Factors appearing later in this registration statement, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements and readers should carefully review this registration statement in its entirety.  Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.  These forward-looking statements speak only as of the date of this registration statement, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

OTHER PERTINENT INFORMATION

Unless specifically set forth to the contrary, when used in this registration statement the terms “IPA", “International Paintball Association,” "we"", "our", the "Company" and similar terms refer to International Paintball Association, Inc., a Colorado corporation.  In addition, when used herein and unless specifically set forth to the contrary, “2008” refers to the year ended December 31, 2008, “2009” refers to the year ended December 31, 2009 and “2010” refers to the year ending December 31, 2010.

ITEM 1.                      BUSINESS.

Overview

We are a development stage company formed in 2004.  Our business model is to sell and market products for paintball activities in an effort to develop and promote our brand identity.  Contemporaneous with those efforts, we intend to seek to establish a league based sanctioning body, initially for amateur players, with the goal of ultimately developing this amateur league into semi-professional, and then professional, paintball leagues and players.  Paintball activities, which generally are activities by persons who are using paintball equipment and accessories for recreational entertainment in various games and interactions with other paintball enthusiasts, whether organized formally or in ad hoc activities, include the shooting of paint pellets with air guns at targets, other players in competitive individual or team play, and role playing in simulated military or law enforcement scenarios.

To accomplish our goals we must establish our own leagues, and establish our own IPA Uniform Rules of Paintball Tournament Play.  The sport/sanctioned activities/competitions we hope to sponsor will focus on traditional paramilitary style paintball team or individual competition. We have been actively pursuing our business model since inception.  Our actions taken to date have consisted of organizing our company, conducting an initial round of private financing to obtain "seed" capital and designing our business plan, including interviews with industry participants, visits to paintball field and retail facilities, evaluating website development firms, trademark attorneys, and suppliers of paintball markers, paintballs, and equipment. We have not engaged any of these vendors and do not intend to engage them until we have raised additional funds.  We did not spend any funds on research and development activities in the 2009 or 2008, or during the first nine months of 2010.  In order to accomplish our business goals which are described later in this registration statement, we will need to raise approximately $2.5 million in capital.  We do not have any commitments for this capital and there are no assurances we will be able to raise the necessary amounts.

.
We filed this Form 10 on a voluntary basis in order to become a 12(g) registered company under the Securities Exchange Act of 1934 and 60 days after filing this registration statement was effective and we were automatically subject to future reporting obligations.  Given the development stage nature of our company, we do not believe we will be able to raise the necessary capital until a market for our common stock has been established.  At such time as the staff of the SEC advises us that it has no further comments on this registration statement, we intend to seek a market maker to file an application for the quotation of our common stock on the OTC Bulletin Board.  While we reasonable believe we will be able to complete these steps, there are no assurances that we will be successful in ultimately raising the necessary capital.  Even if we are ultimately able to raise the capital, there are no assurances that our business model will be successful or that we will ever develop any revenue generating operations.

As we have not generated any revenues in 2008 or 2009 for the first nine months of 2010.  We reported a net loss of $(148,848) for 2009 and $(205,597) for 2008, and a net loss of $(101,547) for the nine months ended September 30, 2010.  At September 30, 2010 we had a deficit accumulated during development state of $2,148,642.  The report of our independent registered public accounting firm on our financial statements for 2009 contains an explanatory paragraph regarding our ability to continue as a going concern based upon our recurring losses.  This factor, among others, raises substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.  There are no assurances we will be successful in our efforts to develop revenue producing operations or to continue as a going concern, in which event investors would lose their entire investment in our company.

DESCRIPTION OF BUSINESS PLAN

When IPA was organized in 2004, the paintball market was a splintered largely localized sports activity.  We have identified an opportunity to organize the players by offering them the option of affiliating with a professionally run, technologically efficient and aggressive organization, that we believed would lead the paintball sport into a new level of market exposure and acceptance.  The market opportunity that we believed existed when we began, while not mature, is not as disorganized as it was in 2006. In the time since that initial effort, the unorganized market opportunity that we believed existed is now being organized and claimed by several emerging organizations doing certain pieces of what we are now proposing to do.

In 2006, our internal research indicated that the paintball industry was characterized by over 2,000 fields and facilities that were mostly "mom and pop" operations, which focuses on the local market.  There were approximately 325 series or league events held in 2006, with little centralized coordination and participants were enticed to events through local marketing efforts and word of mouth.  At that time we believed a paintball sport "brand" with associated advertising might benefit affiliated parks and facilities through increased player traffic through consistent identity to their locations.  However, as with many leisure activities, participation in the sport of paintball was adversely impacted by the economic downturn in the U.S.  As a result of the recession in the U.S., our internal research shows there are now approximately 1,455 fields and facilities, and approximately 755 league events were held through December 2010.  Our research indicates a two-year 25%  overall decrease in participation in the PSP 2010 World Cup Event, which is the largest annual paintball event.  We do not know if the participation in the sport will return to earlier levels.

In addition, there is now a substantial overlap of our business plan with the stated missions of several other organizations currently servicing the industry, including the National Professional Paintball League (“NPPL”), the U.S. Paintball League, the American Paintball League, the World Paintball League and Paintball Sports Promotions.  At this time, the most significant overlap is with the NPPL, a player-owned league with 16 professional paintball teams.  In a recently published open letter from its commissioner, the NPPL announced is committed to expand its "feeder league system" downstream from its professional league.  From this open letter, it appears to us that the NPPL anticipates that this downstream growth will be fueled by the availability of professional players to interact with the non-professionals as NPPL’s current strategy will have professional players playing on Friday and available to promote their feeder leagues on Saturday.  When not playing, the professional players will be directed to be available for teaching, and promoting the sport among the players in the non-professional leagues.  We expect that our initial efforts will be focused on the non-professional player group, with our focus on the enthusiast, amateur player experience. We believe that this difference will set our company apart from NPPL which has a primary focus on professional players.

While our original test marketing of tournaments occurred more than six year ago, based upon our continuing investigation, analysis and refinement of our business model, we continue to we believe that if we effectively develop our brand we can draw sufficient interest to our company to effectively compete in a smaller, more mature market.  There are no assurances, however, that our beliefs are correct and it is possible that we will never be able to achieve our goals.

Our proposed lines of business

Our primary target market is males aged 13 to 34.  Based upon our internal research, we believe that certain of our target market’s behavioral attributes, such as a need for consistent feedback and recognition, safety, instant gratification, technology-based social life and desire for reality based experiences, are generally considered unique and difficult to address by traditional product marketers.  We believe our internal research concludes that individuals with these attributes could be attracted to the sport of paintball.  For example, we believe that the generation that grew up on reality television shows and considers the "Survivor"  model to be the norm, could be attracted to realistic paintball scenario play, with the "last man standing" the winner.  Our goal is to create a brand that has life-style qualities for this target market, encouraging daily visits to the website for social networking, and paintball sport updates, off-field team building, and balanced work/play lifestyle.

We expect that our operations we include two lines of business:

•	marketing and sales of branded and co-marketed products, and
•
establishment of a league-based sanctioning body, initially for amateur players, and expanding the league to include a semi-professional and professional paintball leagues, with the goal of establishing our company as a leading sanctioning body in the sport of paintball.

We expect that the marketing and sales of products will represent the majority of our revenues in future periods.  We are unable, however, at this time to estimate the percentage of our total future revenues, if any, which will be attributable to the two lines of our business.  We do not know when, or if, the sanctioning component of our business will generate funds sufficient to cover its costs, however, we expect to see a benefit from our sanctioning efforts through IPA-logo brand sales both online and at events.  There is no assurance, however, that our company can accomplish the goal of building a successful following or marketing effort for our products or our company.

Product sales and marketing

We expect that our business operations will include the sale and marketing of products for paintball activities to promote our brand identity in the sport of paintball.  We expect that any future success we may achieve will be determined by our ability to successfully market products both online and onsite at our expected sponsored/sanctioned events. Because we currently have no brand awareness and consequently cannot be considered a "brand,” creating market share and market presence to build brand identity will be our initial goal.

We expect to offer a variety of IPA-logo products, as well as co-marketed products from other manufacturers, including:

•           Equipment including markers (paintball guns), paint balls, masks, vests and goggles
•           Apparel
•           IPA-logo items, such as shirts, hats and bags
•           Gift cards

We do not expect that product sales will occur to any substantial degree, if at all, until we begin sponsoring IPA sanctioned events.  We expect to offer our product both through a website, at tournaments and through wholesalers, with IPA promoting the clothing at events and through links on our website. We intend to build and launch a new website as we expect that online marketing will be a primary method of marketing and selling products.  We expect to supplement the online marketing of products, as well as the sale of products at tournament events, with the limited use of inside sales, utilized to some degree both inbound and outbound sales calls.  While we expect that our principal focus on product sales will be at events and through online marketing efforts, we acknowledge that there remains a significant, but shrinking, segment of consumers that prefer the choice of phoning in a order instead of purchasing online. We also expect to utilize outbound calls to parks to promote the stocking the IPA product lines and to both parks and targeted individuals to promote IPA affiliation.

We will not manufacture any of the products we may offer, but will acquire products from third party providers.  We have identified a number of potential third party providers for equipment, apparel, IPA-logo items and other products we may offer.  While we have not entered into agreements with any of these companies, we anticipate that these suppliers will also handle order fulfillment for us which will eliminate the need for our company to handle inventory or distribution.  We do not anticipate any difficulty in entering into agreements with third party providers upon terms and conditions which are acceptable to us.

League-based sanctioning body

Our business strategy is to position the International Paintball Association as the official governing body of the sport of paintball.  As such, we will seek to not only be the final arbiter in issues involving rules and professional play, but also to be a consolidating influence in a fragmented sport, thereby raising the level of spectator participation, sponsorships and media attention.  To achieve this goal, we expect to provide:

•           Tournament and league sanctioning and management
•           Membership administration and management
•           Marketing and branding services

We hope to attain our goal with aggressive membership building campaigns and a family of branded products and services offered to both players and member parks including:

•	Member discounts and website privileges
•	Website social network with inter-team rivalries, and daily posts
•	League and tournament support
•	Member newsletters for scenarios, skills, tactics, league news, etc.
•	Farm team feeder system to paintball professional teams
•	Park member gear discounts and website affiliate program
•	Marketing materials generated centrally with economies of scale/professionalism
•	Benefit of centrally executed campaigns
•	Pre-designed local campaigns for member park use
•	Rules and regulations centrally administered

We understand that our goals are aggressive and there are no assurances we will be successful.  If we are successful in achieving our goals, however, we expect to generate revenue from membership and tournament fees in addition to sales of products.  We believe that our ability to accomplish this goal requires us to establish our own leagues with our own rules of play.  In furtherance of this objective, we have established the IPA Uniform Rules of Paintball Tournament Play which are framed around rules from the American Paintball League (APL) Tournament Rules of Play, and the NPPL’s Official Rule Book.   As we begin to sponsor tournaments, whenever possible we expect to use IPA Uniform Rules of Paintball Tournament Play.  However, we expect that it may be necessary to adapt and compromise to local field rules to gain exposure and market for our company.  We understand that until our membership base and following becomes large enough to significantly impact a tournament's profitability, the local park rules will generally be applied.  Even if the particular event is not conducted in accordance with IPA Uniform Rules of Paintball Tournament Play, as we expect to provide advertising for the tournament, we expect that our contribution to advertising will make the event an IPA-sanctioned event.

Tournament and league sanctioning and management

To establish a league, we must build a membership base. We will seek to establish our membership base and introduce our company to the paintball market by sponsoring tournaments within the existing market structure at established paintball parks that have an existing player following.  We believe tournament and league play will provide our company with three key advantages, including:

•           Drive product sales for IPA-branded products;
•           Develop players for higher league, semi-pro and professional teams; and
•           Drive traffic to IPA affiliating facilities.

We expect that participants in IPA sanctioned leagues and tournaments will be required to be members of IPA and the league/tournament events will be at IPA affiliated facilities.  We also expect that additional revenue opportunities could exist for the sale of expendable products (paint), event apparel, commemorative items, team uniforms, IPA branded merchandise, and concessions.

In the early stage of our company, in 2004 we test marketed two tournament events in Dallas, Texas and Houston, Texas.  We had approximately 100 attendees at each event, with approximately 40 paying participants at our Dallas event and 80 participants at our Houston event.  These events were used to test the business concept and to test event structure in preparation for scalable operations.  The first event in Dallas, Texas was unprofitable, losing about $6,000 on $12,606 in revenue.  Building upon that event, our second event in Houston, Texas generated $25,921 revenue and approximately $5,092 in gross profit.  We also tested a league system in 2005 in a local paintball facility in Dallas, Texas and were encouraged by the participation by players.  However, it was apparent after that exercise that success would require a strong member communication channel with more organizational structure over a larger geographic area.  We learned several lessons from our previous events, including:

•	Start earlier with publicizing the event to give people a longer time frame to get the event on their personal calendar.
•	Early enrollment with earlier cut-off deadline so the officials can be contracted.
•	Justify number of officials by participants - no guess work.

•	Pre-marketing - use the internet to get the announcement out - website and e-mail
•	Online enrollment with ability to pay on website.
•	Use of Pay-Pal to control the cash risk.
•	Vendor price reduction on product.
•
Benefits of the draft were that we had teams with a more equal competitive level.  No team was too far advanced over another.  We believe that this leveled the playing field and made every participant feel their participation contributed to the team effort.  We learned that many participants would participate again if they were on a better team than they were individually.

We also concluded that we could further the play by developing these leagues into pods that would lend itself to playoffs and championship games. Based on this experience, we have further developed our concepts drafted event rules. We believe such a foundation is what could make the tournaments and league play more consistent and could lead to the scalability of league play.  However, we have never tested the pod system concept or conducted further test events and there are no assurances that our belief is correct.  We expect to select quarterly event dates in local areas for local tournaments that we will promote through advertising in local media, paintball stores, and to our mailing lists of members and enthusiasts.  We also expect to host annual regional playoffs for local top competitors which we expect to be co-sponsored with local paintball facilities and retailers and national merchandisers.  We do not, however, currently have any agreement or understanding with any third party for co-sponsorship of any event and there are no assurances we will be able to attract any co-sponsors.  In that event, our ability to host these tournaments will be limited by our availability of sufficient capital.

The tournaments that we expect to organize have been given the name IPA Tournament Series.  Subject to availability of adequate capital, we expect that this series will include different tournaments that may be schedule within the states of Texas, California and Florida.  We also expect that there will be three different skill levels that different teams will be able to participate in, including:

•
Rookie.  These players will be the beginners at the tournament, who have only participated in tournament play for a limited time and are working on gaining critical experience required to compete in the higher skill levels.

•
Novice:  The players on a novice team have been participating in tournament play for one to three years and are generally better than the rookie players, but do not have the required skill to participate successfully on the pro level.

•
Open or Professional:  These are players that have been participating in tournament play for over three years and are generally the best players in the game. Many teams play constantly in as many tournaments as possible, no matter where they have to travel.

Under our IPA Uniform Rules of Paintball Tournament Play, each team will consist of nine players, of which only seven can play at any one time.  Each team in each difficulty level will be permitted to have two players that are classified in the category higher than theirs.  For example, a rookie team can have two novice players on their team and still be considered a rookie team; however, any more than two players in a higher difficulty class will require the team to register in the higher difficulty level.  We expect that the tournament fee will vary depending on the rental price of the different facilities that we expect to use for the specific tournament, but generally anticipate that the tournament fee will be $125 for a rookie team, $250 for a novice team, and $300 for a pro team.  We will, in turn, pay fees to the facility at which the tournament is held, with the amount of the fee and any bonding or insurance requirements varying from facility to facility in accordance with the policies of the facilities.  Because we have no experience in hosting tournaments, and the likely variance in facility fees from tournament to tournament, it is possible we will be required to raise the proposed team tournament fees based upon the facility fee so as to generate revenue to us from the particular tournament or find alternative locations which facility fees we find acceptable.

We intend to offer affiliation with or association to paintball facilities and local retailers and national merchandisers.  By such affiliation we expect to co-market events at such facilities with the advertising participation of local retailers and national merchandisers to create the market perception of an industry collaborating at supporting the sport.  To identify these retailers and merchandisers, we will conduct market surveys that have not yet been performed and which will not be performed until a more proximate time, and the terms of such affiliations, including any fees which retailers and merchandisers may agree to pay in connection with a tournament cannot yet be determined.  Our future identification of retailers or merchandisers which we will seek an affiliation with will be based on a variety of factors, including location, perceived synergy with our company, and consumer recognition of the affiliate. Until a larger number of these factors can be evaluated as costs associated with the events, we cannot project who we will affiliate with, or what the associated fees associated with that transaction will be. The amount of any fees that we hope would be paid by the affiliated retailer and/or merchandiser will be determined by local market conditions at the time of the agreement and these local market conditions and pricing will vary depending on local economy at that specific time, and costs of that local field including location, size and field finish or equipment.  These affiliating facilities have not yet been identified and there are no assurances any facility will express an interest in affiliating with our company.  We do have any plans to acquire our own facilities from which to hold tournaments.

We expect to ultimately organize "farm teams", or teams of local paintball players who compete against each other, in local areas in conjunction with local parks or paintball facilities.  We expect that we will join with local businesses as financial sponsors, in a structure which we are modeling after other regional league sports providing competition for local teams.

Membership administration and management

We expect to offer different membership and competitor options ranging from general membership, park and facilities membership and ultimately professional level membership.  These memberships will be intended to provide member benefits designed to drive brand loyalty to the International Paintball Association, traffic to our web store and visits to our member parks and facilities.  We expect that our planned membership benefits will include:

For individuals:

•           Sense of belonging with peers and with a group of "players"
•           Discounts to park admissions and tournament play
•           Discounts on merchandise
•           Interactive forums, communities to share ideas and connect with others
•           Newsletters and training and tactic material
•           Access to leagues and associated play
•           Ability to track their performance in league play
•           Ability to progress and develop into higher categories of play

For parks and facilities:

•           Access to players in their areas from IPA membership lists
•           Traffic driven to their facility
•           Market awareness around paintball
•           Discounted merchandise for sale in their pro shops
•           Website affiliate program access, earn on sales directed to IPA site
•           Joint and co-op advertising and marketing opportunities
•           Economies of scale in advertising and marketing
•           Park member kit including, press release template, banners, and marketing collateral
•           Scalable operations plan centrally developed
•           Governing body for dispute resolution and consistent rules

To initially build a membership base, we expect to implement an initial promotional signup effort at sanctioned sponsored tournament events that offers a membership to individual payers in conjunction with player registration, or upon some combination of payment of event admission fee and purchase of IPA-branded products, followed by an online signup registration. We expect that sponsored leagues and tournaments will be offered the opportunity to purchase IPA logo branded merchandise, and sponsoring fields will be distributors of IPA logo merchandise.  We do not have any understanding or agreements with any third parties for the future sale of our merchandise and there are no assurances we will ever secure any of these agreements.

However, if we are successful in this anticipated initial membership building efforts, as quickly as we determine that the market will permit, or as our following and membership begins to bring additional attendance to sanctioned tournaments, then we will implement a membership fee competitively priced with other leagues as discussed below.  At that juncture, we expect that our IPA rules and structure can be required as the applied league and tournament rules for all IPA sanctioned events.

We will seek to price our membership fees to appeal principally to the rookie and novice players. Tournament entry fees and product offerings will vary with a view to local historic pricings, and the broader then current industry/market prices.  We presently expect that initially our annual targeted player registration fees will be as follows:

Annual Novice Fees	$ 50

Competitors Annual Fees up to
five years or until tournament (region)	$150

Pro (after five years)	$250

We believe that this proposed membership pricing is in line with our competition.  Paintball Sports Promotion (PSP), which claims to be the largest non-professional organization in the national tournament business, charges pretournament online annual player registration fee in 2010 was $40 with an increase to $50 if the signup is on the day of a participant's tournament.  This is an annual fee for a player identification card issued through the American Paintball Players League (APPL) that is required for player participation in any PSP event.  Beginning in 2011 the cost of the player registration ID card for PSP will increase by 25% to $50 per player across the board, regardless of the classification the player.  PSP’s published information on 2011 events reflects registrations fees for high school teams starting at $120, for college teams at $150, and for the regional championships games both high school and college teams at $200 per team.

Registration fees for team competition in the 2010 NPPL Las Vegas World Paintball Championship game ranged from $1,200 to $3,500 depending upon the skill level of the team.  Our internal research reflects that the PSP 2011 event schedule registration fee for non-professional leagues in certain areas of the U.S. will increase 31% from 2010 fees, with team fees ranging from $250 per team to $800 per team, depending upon the geographical location.

We expect that we will undertake a variety of promotions centered on registering members from a targeted region.  We expect to produce and use various forms of sales literature to help increase awareness of our tournaments as well as the sale of our products.  We also anticipate that local television and radio ads, print media, direct mail, public relations, and contests will be utilized in these promotional efforts.  We also expect that during selected tournament we will offer discounted, park membership to approved facilities who generate a minimum number of IPA members from their existing customers, thus tapping into their customer base, and enlisting the park's help in securing memberships.

Our ability to ultimately generate non-player, spectator revenues is a long-term goal of the business plan.  We believe that our plan could capitalize on the combination of non-player enthusiasts with friends and families of members competing in leagues and tournaments to develop a spectator base for our future tournaments.  If our farm system is ultimately implemented and we are able to establish a professional league, we believe additional revenue opportunities for that may be driven by media offerings are possible, including:.

•           Viewer admission fees
•           Increased concession sales
•           Commemorative event programs
•           Product merchandising
•           Television
•           Increased sponsorship participation

Because our ability to ultimately derive revenues from viewer admission fee and other revenues associated with spectators is dependent upon our ability to attract members, host IPA-sanctioned events and generally develop, there are no assurances this goal for an additional revenue stream will ever be realized.

Website

We expect to develop and operate a website which will be a significant marketing and promotional tool for our company.  We expect that our website will be a primary avenue for internal team and interleague communication, product promotions member specials, forum product reviews, or any promotional online marketing opportunities that may arise.  Our online marketing site has been inactive for more than a year, and while we have entered into discussions with a firm to redesign and operate our website, we have not finalized any agreements.  Our ability to redesign and launch our website is dependent on our ability to raise capital.

Initially, our website will be designed to provide membership registration and product sales.  In the future, we expect to expand the website to additional added services, including online league and tournament registration, rules and safety information, realistic game scenarios, forums for competitive banter, forums to share product recommendations, update on paintball news, and or chat functions.  Our goal is to drive more traffic to the site as a means of potentially generating sales of gear, accessories, apparel and paint.  As visitor volume is established and increases, we expect that advertising opportunities become another source of revenue. We also expect to establish a web affiliate program which will be available to member parks only that will establish relevant links for web ranking purposes. We expect that our website will also aggressively promote our company with both search engine marketing (SEM) and search engine optimization (SEO) strategies utilizing paid placement and inclusion to drive visits to our site.

As described later in this registration under Plan of Operations, we have allocated $350,000 of the first $1,000,000 in net proceeds we are hoping to raise from the sale of our securities for advertising, and $40,000 of that is allotted for services web advertising for the first 12 post funding months.  The amounts that will be allocated from the net balance ($310,0000) for product promotion online versus paper print and for SEM and SEO services versus U.S. Mail will be better evaluated closer in time to the expenditure than now, but because of the online presence and fluency of our target market, we expect to focus on web based promotions.

COMPETITION

The paintball market is dynamic market that transitions rapidly where multiple organizations are competing for dominance, and the "order" has not yet been established with any certainty.  Organizations that existed and appeared to be growing and strong several years ago have disappeared or been reorganized.  A recent apparent success is the recent reorganization of the NPPL from the old US Paintball organization. Based upon our internal analysis, we believe that the market shift to focus on the professional league component of the industry appears to have significantly stabilized that segment of the market.  With market maturation, there are several other groups within the existing paintball culture that also appear to have well organized and growing structures. Significant among them is the American Players Paintball Association (APPA) which claims 50,000 players on record.  APPA's business revolves around registering players of leagues that use their system for tournaments, and then using that registration information that they maintain to support the leagues that utilize their services.  Additionally they offer insurance to parks and tournaments as an enhancement to their market draw and appeal.  Leagues that currently use the APPA system include Paintball Sports Promotions which claims to be the largest national paintball league, the National Collegiate Paintball Association which is the major national college paintball league, and the Carolina Field Owners Organization which is large regional league organization.

We face all of the competitive disadvantages faced by any development stage company with no brand recognition.  If we are able to launch our operations as we expect, our future competitors will be in two general areas, including companies operating other paintball leagues and companies selling paintball related products.  Because we expect that we will generate a significant portion of our future revenues from the sale of products for paintball activities to promote our brand identity in the sport of paintball, our ability to successfully compete in our target market is dependent upon our ability to develop our brand and league.

In the future we expect competitors in the product segment of our business will include companies currently selling paintball gear through a number of distribution channels including local paintball shops, big box retail stores, paintball online forums, existing paintball tournaments and/or leagues, and existing paintball associations.  The competitive manufacturers of gear and distributors operate both from retail outlets and also through the internet.  Some of these future competitors include KEE Action Sports, Tippman, Jarden JT Sports, DYE Paintball, ActionVillage.com, NXe, Planeteclipse.com, Procaps, smartparts.com, specialopspaintball.com, and angelpaintballsports.com. Paintball supplies and gear can also be purchased from such recognized retailers as Sports Authority, Dick’s Sporting Goods, K-mart, and Target.

We also expect to compete against other companies which operate leagues, including the NPPL, the APPA, and the Paintball Sports Trade Association as well as several existing online forums including Warpig.com, PBNation, Paintballforum.com, pbcentral.com, pbstar.com, pbreview.com and specialopspaintball.com and existing tournaments including NXL, World Cup, Spyder Cup, Millennium Series in Europe, XPSL League.

Our competitors have established brand recognition, operating histories and are better capitalized than our company.  While we believe that our business plan may provide us with a competitive edge within the industry in that we are focused on the largest market (amateurs), and we have refined our mission to concentrate on the development and organization of paintball tournament leagues and events, there are no assurances that we will ever effectively compete within our target market.

EMPLOYEES

As of December 31, 2010, we had no full time employees.  Our executive officers provide certain services dedicated to current corporate and business development activities on an as needed part-time basis.

OUR HISTORY

We were originally formed as a Texas corporation in May 2004 under the name 4G Paintball, Inc.  In September 2008 we changed our name and domicile to Colorado by merging with International Paintball Association, Inc., our wholly owned subsidiary in September 2008.

In furtherance of our business model, in June 2004 we acquired certain assets used in the operation of Garcia Paintball, a small, family owned paintball business, from four individuals for aggregate consideration of 200,000 shares of our common stock.  The assets we acquired included equipment, the sellers’ interests in leases with third parties, inventory , the sellers’ rights in certain Internet domain names, the sellers’ interest in certain trade names, and all other assets attendant to the operation of this business.  Under the terms of the Asset Purchase Agreement, we valued the shares issued as consideration at $100,000.  A dispute with the sellers subsequently arose pursuant to which they filed a lawsuit against us.  In May 2005 we entered into a Release and Settlement Agreement with the sellers under which all claims were dismissed, they returned the 200,000 shares of common stock to us and paid us $15,000 in settlement of the litigation.

ADMINISTRATIVE OFFICES

Our  principal address is 2600 E. Southlake Boulevard, Suite 120-366, Southlake, TX  76092, and the telephone number is (817) 491-8611; and the facsimile number is (817)491-4955.  We do not currently pay monthly rent for the use of the use of this office, which is the office of our President.

ITEM 1A.                      RISK FACTORS.

An investment in our common stock involves a significant degree of risk. You should not invest in our common stock unless you can afford to lose your entire investment. You should consider carefully the following risk factors and other information in this prospectus before deciding to invest in our common stock.

GENERAL BUSINESS RISK FACTORS

WE ARE A DEVELOPMENT STAGE BUSINESS WHICH IS HIGHLY RISKY

Through our predecessor, we commenced operations in 2004 and are organized as a corporation under the laws of the State of Colorado.  Accordingly, we have only a limited history upon which an evaluation of our prospects and future performance can be made.  Our proposed operations are subject to all business risks associated with new enterprises. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the expansion of a business, operation in a competitive industry, and the continued development of advertising, promotions and a corresponding customer base. There is a possibility that we could sustain losses in the future. There can be no assurances that we will ever operate profitably.

WE WILL DEPEND ON MANAGEMENT, AND IF WE LOSE MANAGEMENT, OUR COMPANY MAY BE AT RISK IF WE CANNOT REPLACE THEM. OUR ABILITY TO HIRE FULL TIME EXPERIENCED MANAGEMENT IS DEPENDENT UPON OUR ABILITY TO RAISE WORKING CAPITAL, OF WHICH THERE IS NO ASSURANCE.

Our business is significantly dependent upon our management team.  During 2009, we had several changes in management.  Both Mr. David Martinez, our former COO, and Mr. Jeff Huitt, our former President and CFO, resigned their in positions in April 2009.  There were no disputes between our company and either of Mr. Martinez or Mr. Huitt, rather the delays in the further implementation of our business plan and the lack of resources which would permit us to properly compensate them led to their resignations.  Our current CEO and acting CFO, Ms. Brenda Webb who has been a member of our Board of Directors since inception, has held these positions since June 2009.  Continued transition within our management team and the loss of Ms. Webb could have a material adverse effect on our company.  In addition, Ms. Webb does not work full time for us and devotes about twenty hours per week to our operations. While we do not anticipate that Ms. Webb will resign her positions in the immediate future, we cannot provide any assurances that we will be able to continue to retain current management, especially due to our current lack of working capital to compensate her.  If, however, we are successful in raising capital we expect to engage full time management and have had preliminary discussions with several different individuals who we believe have the requisite skills and experience to lead our company.  We do not, however, have any agreements or understanding with any of these individuals and our ability to engage full time, experienced management is solely dependent upon our ability to raise the necessary working capital to fund our further implementation of our business plan.

OUR MANAGEMENT AS LIMITED EXPERIENCE WITH PUBLIC COMPANIES.

While two of our directors, Messrs. Greene and Davenport, have both served in management or as directors of a public company, neither Ms. Webb nor Mr. Compton, who is the remaining member of our Board of Directors, have any prior experience as an officer or director in a public company which is subject to the reporting requirements of the Securities Exchange Act of 1934 prior to their positions with our company.  The rules and regulations of the SEC which apply to public companies are complex and management and directors who lack prior experience are at a disadvantage. Our ability to fully implement our business plan, obtain a quotation of our common stock on the OTC Bulletin Board, raise the capital that is needed and ultimately generate revenue producing operations is materially dependent upon our ability to properly and timely file the necessary reports and other filings with the SEC which are required for a company such as ours.  If we are unable to properly and timely our annual and quarterly reports, as well as other information we are required to file with the SEC, our ability to continue our status as a public company would be in jeopardy.  Further, if we are successful in obtaining the quotation of our common stock on the OTC Bulletin Board, of which there is no assurance, any failure on our part to meet the prescribed filing deadlines could lead to a delisting of our common stock from the OTC Bulletin Board which could adversely affect a shareholder's ability to resell his investment in our company, assuming a market for our common stock exists of which there is no assurance..

OUR AUDITORS HAVE ISSUED A "GOING CONCERN" OPINION WHICH IS CAUTIONARY TO POTENTIAL SHAREHOLDERS.

In our most recent audit our auditors expressed an opinion commonly called the "Going Concern Opinion",  in which the auditors indicate substantial doubt that our company can continue due to lack of capital and revenues.  This should indicate to potential investors that business could fail in its current condition.

WE HAVE INCURRED NET LOSSES AND MAY NEVER OPERATE PROFITABLY

Our shareholders may be at risk of our business failing because.  We did not generate any revenues in 2008 or 2009 or for the first nine months of 2010.  We reported a net loss of $(148,848) for 2009 and a net loss of $(205,597) for 2008.  We also reported a net loss of $(101,547) for the nine months ended September 30, 2010.  At September 30, 2010 we have a deficit accumulated during development state of $2,148,642.  There is no assurance we will ever generate any revenue producing operations or operate profitably and continued net losses would eventually cause us to cease business.

WE ARE A PUBLIC COMPANY WITH SIGNIFICANT ANNUAL EXPENSES TO MAINTAIN THE PUBLIC SEC REPORTING STATUS OF THE COMPANY.

The annual expenses of legal accounting and audits for an SEC reporting company are significant and such expenses may erode or eliminate the profits, if any ever are generated, which could jeopardize any investment in the company.

WE MAY BE EXPOSED TO RISKS OF BORROWING, DUE TO WHICH, IF SECURED BY ASSETS, IN EVENT OF DEFAULT WE COULD LOSE OUR ASSETS.

We have incurred indebtedness totaling $1,093,995 at September 30, 2010 which includes $285,421 in accounts payable and accounts payable - related parties, $129,450 in accrued liabilities, $478,500 notes payable and $200,534 in convertible notes payable - related party.  Currently, we do not have adequate capital to cover the payment of this debt, do not generate any revenues and future cash flows, if any, may not be adequate to cover payments.

The $478,500 in notes payable are all currently overdue.  While overtures to holders proposing extensions of the due dates have been sent, there can be no assurance that these efforts will be successful.  The $200,534 convertible note payable is due on April 11, 2011, and is convertible in part or in whole into shares of common stock at a conversion price of $.50 per share (436,538 shares of common stock at September 30, 2010). All notes are unsecured.

A default judgment under a loan agreement or for any of our existing indebtedness could result in the loan becoming immediately due and payable, and then if unpaid, a judgment in favor of such lender which would be senior to the rights of shareholders of our company.  A judgment creditor would have the right to foreclose on any of our assets resulting in a material adverse effect on our business, operating results or financial condition.

WE HAVE CONVERTIBLE DEBT WHICH IS CONVERTIBLE INTO OUR COMMON STOCK.  A CONVERSION OF SUCH DEBT COULD HAVE A DILUTIVE EFFECT TO EXISTING SHAREHOLDERS.

At September 30, 2010, we have an outstanding convertible promissory note of $200,534.  Such note payable is due on April 11, 2011 and is convertible into shares of our common stock in whole or in part at a conversion price of $.050 per share.  When the note payable is converted into shares of our common stock, this could have a dilutive effect to the holdings of our existing shareholders.

WE HAVE ALL OF THE RISK OF NEW UNTESTED VENTURE, AND INVESTORS COULD LOSE THEIR INVESTMENT AS A RESULT OF ANY OF SUCH RISKS.

We are a development stage business.  We have a limited history of operation and no history of earnings.  As a new development stage business, we will be subject to all of the difficulties associated with establishing a new business enterprise, including the following: hiring and retaining skilled employees or contractors; licensing, permitting, and operating problems; competing with established operators; and implementing the business infrastructure and support systems to effectively carryout the business plan.

WE ARE SUBJECT TO GENERAL ECONOMIC CONDITIONS WHICH, AS THEY ARE TURNING DOWNWARD, COULD MAKE OUR VENTURE LESS LIKELY TO SUCCEED

The financial success of our company may be sensitive to adverse changes in general economic conditions in the United States, such as recession, inflation, unemployment, and interest rates. Such changing conditions could reduce demand in the marketplace for our services and the paintball industry overall.

Current economic conditions have resulted in individuals having less disposable income, which could result in less potential players and a decreased interest in paintball sports.  As a result we could see fewer participants and reduced cash flows that may result in delays in execution of our business plan.  We cannot confirm this expectation as we have no active operations to measure or compare, however, industry reports are that the rapid growth in this industry has stabilized or slowed to a point of no growth, as a consequence of the economy. We cannot know whether the growth seen in the sport before the current economic slowdown will revive, or whether another sport or interest will replace it.

WE WILL CONTINUE TO HAVE A NEED FOR ADDITIONAL FINANCING, AND WITHOUT ADEQUATE FINANCING TO CARRY OUT OUR BUSINESS PLAN, WE COULD FAIL.

We have limited funds and such funds will not be adequate to carry out the business plan without borrowing significant funds.  Our ultimate success may depend upon our ability to raise additional capital. We will have to seek funds through loans or equity placements to cover such cash needs.  No commitments to provide additional funds have been made by shareholders or management. Accordingly, there can be no assurance that additional funds will be available to the Company to allow us to pay existing debt and cover future cash expenditures contemplated by our business plan.

WE HAVE NO REVENUE HISTORY, AND INVESTORS HAVE NO WAY TO GAUGE THE BUSINESS BASED UPON HISTORY OF REVENUE

We were incorporated under the laws of the State of Texas in 2004 and re-domiciled to Colorado in 2008.  We were organized for the purpose of organizing the emerging sport of paintball into league and tournament play and positioning ourselves as managing the governing body of the sport.  We have not earned significant revenues from our limited operations.  We are not profitable and the business effort is considered to be in an early development stage. We must be regarded as a new or development venture with all of the unforeseen costs, expenses, problems, risks and difficulties to which such ventures are subject.

WE CAN OFFER NO ASSURANCE OF SUCCESS OR PROFITABILITY, AND INVESTORS WILL HAVE A HIGH RISK OF LOSS

There is no assurance that we will ever operate profitably.  There is no assurance that it will generate revenues or profits, or that the value of our shares will be increased thereby.

RISK FACTORS RELATING TO THE COMMON STOCK

OUR STOCK IS A HIGHLY SPECULATIVE INVESTMENT

Due to the highly speculative nature of our business, investors should not invest unless they can financially bear the loss of their entire investment. Investment should, therefore, be limited to that portion of discretionary funds not needed for normal living purposes or for reserves for disability and retirement.

INVESTORS SHOULD BE AWARE THAT REGULATION OF PENNY STOCKS MAY CREATE A LIQUIDITY CHALLENGE FOR OUR STOCK

Our securities are subject to a Securities and Exchange Commission rule that imposes special sales practice requirements upon broker-dealers who sell such securities to persons other than established customers or accredited investors. For purposes of the rule, the phrase  "accredited investors" means, in general terms, institutions with assets in excess of $5,000,000, or individuals having a net worth in excess of  $1,000,000 (exclusive of their primary residence) or having an annual income that exceeds $200,000 (or that, when combined with a spouse's income, exceeds $300,000).  For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale.  Consequently, the rule may affect the ability of broker-dealers to sell our securities and also may affect the ability of purchasers in this offering to sell their securities in any market that might develop therefore.

In addition, the Securities and Exchange Commission has adopted a number of rules to regulate "penny stocks." Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3,  15g-4,  15g-5, 15g-6, 15g-7, and 15g-9 under the Securities Exchange Act of 1934, as amended. Because our securities may constitute "penny stocks" within the meaning of the rules, the rules would apply to us and to our securities. The rules may further affect the ability of owners of Shares to sell our securities in any market that might develop for them.

Shareholders should be aware that, according to Securities and Exchange Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) "boiler room" practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses.  Our management is aware of the abuses that have occurred historically in the penny stock market.  Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, the described patterns from being established with respect to our securities.

WE ARE NOT REGISTERED IN STATES UNDER BLUE SKY LAWS, WHICH MAY MAKE OUR STOCK UNMARKETABLE

Because the securities registered hereunder have not been registered for resale under the blue sky laws of all states, the holders of such shares and persons who desire to purchase them in any trading market, should be aware that there may be significant state blue-sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities in any particular state. Some jurisdictions may not under any circumstances allow the trading or resale of blind-pool or "blank-check" securities.  Accordingly, investors should consider the secondary market for our securities to be a limited one.

WE DON'T BELIEVE DIVIDENDS WILL BE PAID ON OUR STOCK WHICH MAKES VALUE OF THE STOCK TOTALLY SPECULATIVE AND THE INVESTOR CAN HAVE NO MEASURE OF VALUE BASED UPON DIVIDENDS

We have not paid dividends on our common stock and do not anticipate paying such dividends in the foreseeable future. We would use our profits, if any, to build our business.

WE CAN GIVE NO ASSURANCE OF SUCCESS OR PROFITABILITY, AND WE HAVE NO REVENUE HISTORY TO SHOW VALUES OR SUCCESS.

There is no-assurance that we will develop our business to profitability.  Even if we execute on our business plan, there is no assurance that we will generate revenues or profits, or that the market price of our common stock will be increased thereby.

WE MAY PLACE INVESTORS AT RISK DUE TO A LACK OF DIVERSIFICATION

Because of the limited financial-resources that we have, it is unlikely that we will be able to diversify its acquisitions or operations. Our probable inability to diversify our activities into more than one area will subject us to economic fluctuations within a particular business or industry and therefore increase the risks associated with our operations.

ITEM 2.                      FINANCIAL INFORMATION.

The following discussion is intended to provide an analysis of our financial condition and should be read in conjunction with our financial statements and the notes thereto set forth herein. The matters discussed in these sections that are not historical or current facts deal with potential future circumstances and developments.  Our actual results could differ materially from the results discussed in the forward-looking statements.  Factors that could cause or contribute to such differences include those discussed below.

Overview

We are a development stage company formed in 2004.  Our business model is to sell and market products for paintball activities in an effort to develop and promote our brand identity.  Contemporaneous with those efforts, we intend to seek to establish a league-based sanctioning body, initially for amateur players, with the goal of ultimately developing this amateur league into semi-professional, and then professional, paintball leagues and players.  To accomplish our goals we must establish our own leagues, and establish our own IPA Uniform Rules of Paintball Tournament Play.  The sport/sanctioned activities/competitions we hope to sponsor will focus on traditional paramilitary style paintball team or individual competition. We have been actively pursuing our business model since inception.  Our actions taken to date have consisted of organizing our company, conducting an initial round of private financing to obtain "seed" capital and designing our business plan, including interviews with industry participants, visits to paintball field and retail facilities, evaluating website development firms, architectural firms, trademark attorneys, and suppliers of paintball markers, paintballs, and equipment, as well as real estate brokers.

Basis of Presentation - Development Stage Company

We have not earned any revenues from limited operations.  Accordingly, our activities have been accounted for as those of a "Development Stage Enterprise" as set forth in Financial Accounting Standards Board Accounting Standard Codification ("FASB ASC") 915-205.  Among the disclosures required by FASB ASC are that our financial statements be identified as those of a development stage company, and that the statements of operations, stockholders' equity (deficit) and cash flows disclose activity since the date of our inception.

Critical Accounting Policies

We have identified the policies below as critical to our business operations and the understanding of our results from operations.  The impact and any associated risks related to these policies on our business operations are discussed throughout this Financial Information section where such policies affect our reported and expected financial results.  For a detailed discussion on the application of these and other accounting policies, see Note one in the Notes to the Consolidated Financial Statements beginning on page F-1 of this document. Note that our preparation of this document requires us to make estimates and assumptions that may affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period.

Accounts Receivable

The Company reviews accounts receivable periodically for collectability and establishes an allowance for doubtful accounts and records bad debt expense when deemed necessary.  At September 30, 2010, December 31, 2009 and 2010, the Company had no balance in its allowance for doubtful accounts.

Revenue recognition

Revenue is recognized on an accrual basis after services have been performed or products sold under contract terms, the price to the client is fixed or determinable, and collectability is reasonably assured.

Advertising costs

Advertising costs are expensed as incurred.  The Company recorded no material advertising costs in 2006, $1,200 in 2007, $0 in 2008, and $0 for the year ended December 31, 2009 and $0 for the nine months ended September 30, 2010.

Financial Instruments

The carrying value of the Company's financial instruments, as reported in the accompanying balance sheets, approximate fair value.

Long-Lived Assets

The Company regularly reviews the carrying value of intangible and other long-lived assets for the existence of facts or circumstances, both internally and externally, that may suggest impairment.  If impairment testing indicates a lack of recoverability, an impairment loss is recognized by the Company if the carrying amount of a long-lived asset exceeds its fair value.

Segment information

International Paintball Association is structured to operate as a product sales company within the paintball industry, and as a services company dedicated organizing players and play fields for league and tournament play with local, regional and ultimately national playoffs.

Stock based compensation

The Company accounts for employee and non-employee stock awards under FASB ASC 505-50, whereby equity instruments issued to employees for services are recorded based on the fair value of the instrument issued and those issued to non-employees are recorded based on the fair value of the consideration received or the fair value of the equity instrument, whichever is more reliably measurable.

Plan of Operations

To date, we have funded our activities through debt, a good portion of which is presently past due, as well as through working capital advances from a related party.  In order to fully organize our company and continue to implement our business model, we will need to raise approximately $2,500,000.  Given the development stage nature of our company, we do not believe we will be able to raise the necessary capital until a market for our common stock has been established.  At such time as the staff of the SEC has no further comments on this registration statement, we intend to seek a market maker to file an application for the quotation of our common stock on the OTC Bulletin Board.  Thereafter, we will seek to raise a total of $2,500,000 through the sale of our equity, convertible debt or a combination of equity and convertible debt.  While we reasonable believe we will be able to complete these steps, there are no assurances that we will be successful in ultimately raising the necessary capital.  Even if we are ultimately able to raise the capital, there are no assurances that our business model will be successful or that we will ever develop any revenue generating operations.

We expect to initially seek to raise net proceeds of $1,000,000 through a private placement to finance the next phase of our operations.Our expected use of the net proceeds of this proposed offering is as follows:

Enhanced Web Site Development and Operations	$50,000
Conference and Travel	25,000
Legal and Accounting	65,000
Branding, Marketing and Advertising, including online advertising	350,000
General and Administrative Expenses	150,000
Rent and Facilities Expense	45,000
Insurance and Risk Management	50,000
Working Capital and Tournament Operations	265,000
Total	$1,000,000

Following the closing of the offering, our priorities will be to complete and launch our website, efforts associated with branding, marketing and advertising and establishing working relationships with outsource vendors to secure products which can be offered on our website.  We will also begin discussions with parks for sponsoring tournaments and leagues.  Thereafter, we will devote our efforts to league/tournament sponsorships and promotion and the hiring of full-time, experienced management, establishing our corporate offices and other related business activities.  While we expect to be able to rapidly achieve these initial goals, as we will require the participation of a variety of third parties we are unable at this time to estimate how long it will take to achieve these initial goals.  If we raise less than the targeted $1,000,000 in net proceeds, we will reduce certain of these budged expenditures based upon our determination of what is the most effective use of our available capital.  Assuming we are successful in raising the initial $1,000,000 in capital, we expect to subsequently seek to raise an additional $1,500,000 in capital in order to continue the implementation of our business plan.  The actual use of proceeds of those amounts will be determined by our management at the time of the closing of the offering based upon what our management then believes are the most effective uses for the funds to further our business plan.  As our ability to achieve any of our goals is dependent upon our ability to raise the necessary capital, and as there are no assurances that we will be able to raise the funds, we may never be able to implement our business plan.

The following organizational timeline sets forth our current expectations of for the timing of certain actions and the estimated expenditures for those actions, assuming that we are successful in raising the initial $1,000,000 of capital.  Because we do not know when we will raise the necessary capital, we are unable to provide a more definitive timeline.  Although this timeline and estimated expenditures are based upon our present plans, each are subject to change in our discretion based upon what we believe are the best uses of our resources at the time.

Fiscal Quarters
	Quarter in which Offering Closes	Next Fiscal Quarter	Next Fiscal Quarter	Next Fiscal Quarter	Next Fiscal Quarter

Finalize/Prioritize - Use of Proceeds	√
Investigate payroll services and benefit plans	√
Establish corporate offices	√
Review employment agreements and compensation plans	√
Interview candidates for corporate management team	√
Develop website - internet strategies	√		√
Engage Corporate Management Team		√
Finalize website, with e-commerce		√
Seek additional round of capital			√	√
Prepare operation budget				√
Recruit additional executive and administrative staff					√
Cost analysis to implement further phases of operations					√

Certain of the above line items including establishment of the corporate offices, engagement of corporate management team, and website development will require funding.  The amount of funding that will be allocated to each of those areas will depend on the amount of funding ultimately raised.  Expected disbursement amounts and timing are presented by quarter in the table below.  The priority expenditure will be to establish an operating website and begin the online promotional actions discussed above.  Management hires will follow website development in priority, and establishing an office facility is secondary to both of these.  Other line items listed above will require time and consideration by the Board of Directors but are substantially less dependent on funding.   These items requiring investigation and finalization of plans are vital, but not costly.

	Quarter in which Offering Closes	Next Fiscal Quarter	Next Fiscal Quarter	Next Fiscal Quarter	Next Fiscal Quarter	Totals
Develop/finalize web site with strategic e-commerce and brand/market work	$25,000	$45,000	$45,000	$45,000	$45,000	$205,000
Branding/print advertising	50,000	45,000	50,000	50,000	50,000	245,000
Establish corporate offices	9,000	8,000	8,000	8,000	8,000	41,000
General and administrative	5,000	9,000	9,000	9,000	9,000	41,000
Engage corporate management team	15,000	15,000	15,000	15,000	15,000	75,000
Legal and accounting	20,000	15,000	15,000	15,000	15,000	80,000
Insurance/risk management	10,000	12,500	12,500	12,500	12,500	60,000
Membership/tournament promotion and working capital	25,000	54,000	54,000	60,000	60,000	253,000
Totals	$159,000	$203,500	$208,500	$214,500	$214,500	$1,000,000

 Results of Operations

Three and nine months ended September 30, 2010 as compared to September 30, 2009

Our general and administrative expenses primarily include legal and accounting fees and fees and costs of our transfer agent.  General and administrative expenses decreased 86% for the three months ended September 30, 2010 and 37% for the nine months ended September 30, 2010 from the comparable periods in 2009.  This decrease in the third quarter of 2010 from the third quarter of 2009 is primarily attributable to both a decrease in legal and accounting fees and fees of our transfer agent.  The decreases in general and administrative expenses for the nine months ended September 30, 2010 from the comparable period in 2009 also reflects primarily a decrease in legal and accounting fees and fees of our transfer agent, offset by an increase in secretarial service expense.  We do not anticipate that our general and administrative expenses will remain at the low levels reported in the third quarter of 2010 and anticipate that during the fourth quarter of 2010 these expenses will return to their historic levels.

Interest expense for the three and nine months ended September 30, 2010 and 2009 represents a non-cash expense representing interest on third party notes payable in the principal amount of $478,500 as well as interest on a related party convertible note payable in the principal amount of $200,534.  If we are able to convert all or a portion of the third party notes into equity as described later in this section, interest expense on this portion of our debt would be eliminated in future periods.  While the convertible note to the related party is convertible at any time by the holder, we do not anticipate that related party will elect to convert this note prior to the end of 2010.

Years Ended December 31, 2009 and 2008.

During the years ended December 31, 2008 and 2009, we did not recognize any revenue. We are a development stage company and are pre-revenue.

During the year ended December 31, 2008, we incurred total operating expenses of $159,605 compared to $101,847 for the year ending December 31, 2009.  The decrease of $57,071 is a result of a decrease in general expenses, as a result of a decrease in operational activities in 2008 and a focus on the filing of the Company's registration statement on Form 10-12g.  The decrease in operating expense was also a result of management reducing payments for board services utilizing fewer consulting services and overall reduced operational expenditures.  Management made these changes to stay within a smaller budgeted cash flow in 2009 as compared to prior years.

During the year ended December 31, 2009, we recognized an interest expense of $47,001 compared to $45,992 during the year ended December 31, 2008.  The increase of $41,009 was a result of a slight increase in notes payable during the year.

During the year ended December 31, 2009, we recognized a net loss of $(148,848) compared to a net loss of $(205,597) during the year ended December 31, 2008. The decrease of $56,749 was a result of the $57,071 decrease in operational expenses combined with the $1,009 increase in interest expense, along with the $687 decrease in depreciation and amortization.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate sufficient cash to satisfy its needs for cash.  At September 30, 2010 we had a working capital deficit of $1,093,995 as compared to $992,406 at December 31, 2009.  Our current liabilities have increased approximately 10% at September 30, 2010 from December 30, 2009 primarily as a result of increased in accounts payable and accrued liabilities.  The approximate 35% increase in accounts payable at September 30, 2010 from December 30, 2009 includes increases in amounts owed for professional fees and is reflective of our lack of sufficient working capital to fund our ongoing expenses.  The approximate 35% increase in accrued liabilities is primarily attributable to an increase in the amounts owed a related party for working capital advances to us.  These advances, which do not bear interest, are due upon demand.

Net cash used by operating activities for the nine months ended September 30, 2010 was $4 as compared to $0 for the nine months ended September 30, 2009 which reflects our lack of revenue producing operations.  Cash used by the Company's operating activities during the year ended December 31, 2009 was $38 compared to $119,206 during the year ended December 31, 2008. During the year ended December 31, 2009, net losses of $148,848, were reconciled of non-cash activities of $61 in amortization and depreciation expense with an increase in accounts payable by $101,919 and a decrease in accounts receivable of $46,923 comprising most of the balance. During the year ended December 31, 2008, net losses of $205,597 were reconciled by non-cash activities of $748 in amortization and depreciation expense and $21,600 in compensatory stock expenses, with the balance largely from an increase in accounts payable and accrued liabilities.

We did not generate or use any cash from investing activities or financing activities in either nine month period., nor during 2009.   We did not generate or use any cash from investing activities in 2008.  Net cash flows provided by financing activities in 2008 represented proceeds from notes issued, net of repayment.

We do not have any external sources of working capital and are dependent upon advances from a related party to fund our operating expenses which are primarily related to fees and costs associated with our reporting obligations under Federal securities laws and fees and costs of our transfer agent.

At September 30, 2010 we have $478,500 principal amount and $115,383 of accrued but unpaid interest due under the terms of various promissory notes to third parties.  These notes, which are unsecured, are all past due and we do not have sufficient funds to repay these obligations.  We are in discussions with the holders of these notes to convert all amounts due under the notes into shares of our common stock.  At September 30, 2010 we also owe a related party $200,534 principal amount under a convertible promissory note, together with accrued interest of $17,735.  In addition to amounts to fund our ongoing general and administrative expenses and develop our operations, if we are unable to negotiate a conversion of the third party notes into shares of our common stock upon terms and conditions acceptable to the note holders, we will need raise capital to retire these obligations.  Given the development stage nature of our company and the lack of a public market for our common stock, there are no assurances we will be able to raise the necessary capital.  If we are unable to raise capital as necessary, our ability to continue as a going concern is in jeopardy and investors could lose their entire investment in our company.

Going Concern

The independent registered public accounting firm's report on the Company's financial statements as of December 31, 2009 and 2008 includes a "going concern" explanatory paragraph that describes substantial doubt about the Company's ability to continue as a going concern.

The Company is dependent on raising additional equity and/or, debt to fund any negotiated settlements with its outstanding creditors and meet its ongoing operating expenses. There is no assurance that the Company will be able to raise the necessary equity and/or debt that the Company will need to be able to negotiate acceptable settlements with its outstanding creditors or fund its ongoing operating expenses.  The Company cannot make any assurances that the Company will be able to raise funds through such activities.

ITEM 3.                      PROPERTIES.

Our principal mailing address is 2600 E. Southlake Boulevard, Suite 120-366, Southlake, TX  76092, and the telephone number is (817)491-8611; and the facsimile number is (817)491-4955.

We do not currently pay monthly rent for the use of this mailing address or other offices.  We will office out of the offices or homes of its executive officers until additional capital is raised. We do not own any real estate, trademarks or patents.  Prior to June 1, 2008, JH Brech, LLC, a related party, charged the company $800 a month plus office related expenses. These expenses are included in accrued expenses payable to related parties.

ITEM 4.                      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth information with respect to the beneficial ownership of our Company's outstanding common stock by:

•	each person who is known by us to be the beneficial owner of five percent (5%) or more of our common stock;

•	Our chief executive officer, its other executive officers, and each director as identified in the "Management -- Executive Compensation" section; and

•	all of the Company's directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  Shares of common stock and options, warrants and convertible securities that are currently exercisable or convertible within 60 days of the date of this document into shares of our common stock are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The information below is based on the number of shares of our common stock that we believe was beneficially owned by each person or entity as of December 31, 2010 based on 10,449,166 shares of common stock issued and outstanding.

Names and Address of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned	Percentage of Class Beneficially Owned

Brenda Webb, Chairman of the Board (2)	300,000	3.0%
Jeff Compton, Director	25,000	<1%
Redgie Green, Director	25,000	<1%
Malcolm C. Davenport V, Director	0	-
All officers and directors as a group (four persons)	350,000	3.5%
J.H. Brech, LLC (3)	1,436,538	13.7%
Robert Fodor (4)	760,000	7.5%
George W. Fry, Jr. (5)	724,000	7.2%
The Vice Law Firm PLLC (6)	750,000	7.4%

(1)           Except as noted above the business address for all listed individuals or entities is International Paintball Association, Inc., 2600 E. Southlake Boulevard, Suite 120-366, Southlake, TX  76092.

(2)           Brenda Webb is a member of J.H. Brech, LLC, which owns 1,000,000 shares of common stock and a convertible promissory note convertible into 436,538 shares of our common stock at December 31, 2010.  Ms. Webb and disclaims beneficial ownership of the shares owned by J.H. Brech, LLC.

(3)           J. H. Brech, LLC owns 1,000,000 shares of common stock and holds a convertible promissory note in the principal amount of $200,534 on which we have accrued interest of $17,735 at September 30, 2010.  The convertible promissory note provides for conversion of principal and accrued interest at $0.50 per share. If such principal and accrued interest were converted at December 31, 2010 J.H. Brech, LLC would receive 436,538 shares of common stock.

(4)           Mr. Fodor’s address is 2740 SW 28 Terrace, Miami, Florida 33131.

(5)           Mr. Fry’s address is 754 River Oaks Court, Columbus, GA  31904.

(6)           The address if The Vice Law Firm PLLC is 1111 W. Mockingbird, Suite 700, Dallas, TX  75247.

Rule 13d-3 under the Securities Exchange Act of 1934 governs the determination of beneficial ownership of securities.  That rule provides that a beneficial owner of a security includes any person who directly or indirectly has or shares voting power and/or investment power with respect to such security.  Rule 13d-3 also provides that a beneficial owner of a security includes any person who has the right to acquire beneficial ownership of such security within sixty days, including through the exercise of any option, warrant or conversion of a security.  Any securities  not  outstanding  which are subject to such options, warrants or conversion  privileges are deemed to be outstanding  for the purpose of computing the percentage of outstanding securities of the class owned by such person.  Those securities are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person.  Included in this table are only those derivative securities with exercise prices that we believe have a reasonable likelihood of being "in the money" within the next sixty days.

ITEM 5.                      DIRECTORS AND EXECUTIVE OFFICERS.

The following table sets forth information as to persons who currently serve as International Paintball directors or executive officers, including their ages as of December 31, 2010.

Name	Age	Position
Brenda Webb	63	Interim CEO, CFO & Director
Jeffrey Compton	32	Director
Malcolm Davenport, V	58	Director
Redgie Green	57	Director

During the year ended December 31, 2009, International Paintball had the following changes in management:

•           On January 8, 2009, Mr. Wesley F. Whiting resigned as a director.

•           On March 18, 2009, Ms. Joy Gibbons resigned as CEO/President and Director

•           On April 8, 2009, Mr.  Jeffrey Huitt resigned as the Chief Financial Officer and Acting CEO of International Paintball.  Mr. Jeffrey Compton was appointed acting interim Chief Executive Officer.

•           On April 13, 2009, Mr. David Martinez resigned as Chief Operating Officer.

•           On April 13, 2009, Mr. Malcolm Davenport, V was appointed as a Director.

•           On May 8, 2009, Mr. Jeffrey Huitt resigned as a Director.

•           On June 16, 2009, Mr. Jeffrey Compton resigned as the Chief Executive Officer.

•           On June 17, 2009, Ms. Brenda Webb was appointed the Chief Executive Officer & CFO of the Company.

Biographical Information

MS. BRENDA D. WEBB, age 63, Chief Executive Officer and Chairman of the Board

Ms. Webb has served as a Board Member of International Paintball since 2004. On June 17, 2009, she was appointed the Chief Executive Officer of International Paintball.  Ms. Webb was employed with the Trust Company of Georgia where she worked exclusively in the stock transfers department. She later spent nine years as the Executive Assistant to the President at Bridan Industries, Inc. followed by fourteen years in real estate sales and marketing.  Ms. Webb is also an entrepreneur as the owner of Picture This, a retailer and manufacturer of custom picture framing products and services.

MR. REDGIE GREEN, age 57, Director

Mr. Green has served as a director of the Company, since March 2006.  Mr. Green has been Secretary and Director of Sun River Energy, Inc. since 1998. In January 2009, he was appointed the President of Sun River Energy, Inc. He has been an investor in small capital and high-tech ventures since 1987. Mr. Green was a director of Colorado Gold & Silver, Inc. in 2000. He was a director for Houston Operating Company in late 2004 until December 2004. He served as a director for Mountains West Exploration, Inc. in 2005-2006. He is a director of Concord Ventures, Inc. (formerly Cavion Technologies, Inc.) (2006) and was appointed as an officer and director of Captech Financial, Inc. in May 2006. He served as a director of Baymark Technologies, Inc. 2005 to July 2007.  He was appointed as a director of Aspeon, Inc. since 2007 through December 2009. He has been appointed a director of Intreorg Systems, Inc.

MR. MALCOLM C. DAVENPORT V, CPA and JD, age 58, Director

Mr. Davenport previously served as a director of ITC Holding Company, Inc., a West Point, Georgia-based private technology investment company.  Some of the companies which it founded and grew include Powertel, Inc., (acquired by Deutche Telkom for $5.89 billion + assumption of $1.2 billion debt), Mindspring, Inc. (merged with EarthLink {NASDAQ:  ELNK}), E-Company Store, Inc., PreSolutions, Inc., ASYNC, Inc., and Knology, Inc. {symbol NASDAQ: KNOL}. He also served as a director for ITC DeltaCom, Inc. {OTC BB: ITCD}, a Competitive Local Exchange Carrier (CLEC) company that is regionally significant in both the fiber and direct long distance sale business in the southeast United States. Mr. Davenport is licensed and active as an Attorney in the State of Georgia, and holds an inactive license in Alabama as both an Attorney and as a Certified Public Accountant.

MR. JEFF COMPTON, age 33, Director

Mr. Compton has experience in the management and banking sectors.  He has more recently focused his efforts in the electronic commerce and credit card processing industry and currently is the managing partner of Stonestreet Management.   Before co-founding Stonestreet Management, He held executive management positions in the private sector.  He was Sr. V. P., Director of Strategic Partnerships within the ISO Network for Paymentech Merchant Services/Visa MasterCard.  He was also responsible for National Sales, Agent Recruiting, Association Services, Agent Bank / Partnership Development for a top Processor in the NPC ISO Network.  After co-founding Stonestreet Management in early 2004, Stonestreet began to grow its corporate real estate holdings and property management division.  In 2006 after acquiring a modest portfolio of merchant processing clients, the partners began a program to attract new sales and clients.  Mr. Compton attended Indiana University - Bloomington, University of Southern Indiana - Evansville, and holds several professional licenses in Indiana.  From April 18, 2009 through June 16, 2009, Mr. Compton served as the Chief Executive Officer of International Paintball.

Terms of Officers & Directors

Our directors hold office until the next special meeting of the shareholders and until their successors have been duly elected and qualified.  Our officers are elected at the special meeting of the Board of Directors and hold office until their successors are chosen and qualified or until their death, resignation, or removal.

Annual Meeting

Our annual meeting of our stockholders is expected to be held at a future date. This will be an annual meeting of stockholders for the election of directors. The annual meeting will be held at our principal office or at such other place as permitted by the laws of the State of Colorado and on such date as may be fixed from time to time by resolution of our board of directors.

Committees of the Board of Directors

Our Company is managed under the direction of its board of directors.  Our board of directors plans to establish an audit committee as soon as practicable.

Executive Committee

Members of our Executive Committee are as follows:

Audit Committee

We currently do not have an audit committee.  When formed, the audit committee will be comprised solely of directors who are independent and financially literate, as required by the Securities Exchange Act of 1934, as amended.  At least one member of the committee will have accounting or related financial management expertise.

Conflicts of Interest

Our officers and directors will not devote more than a portion of their time to our affairs.  There will be occasions when the time requirements of our business conflict with the demands of their other business and investment activities. Such conflicts may require that we attempt to employ additional personnel. There is no assurance that the services of such persons will be available or that they can be obtained upon terms favorable to the Company.

Conflicts of Interest - General.

Certain of our officers and directors may be directors, officers and/or principal shareholders of other companies and, therefore, could face conflicts of interest with respect to potential acquisitions.  In addition, our officers and directors may in the future participate in business ventures, which could be deemed to compete directly with us.  Additional conflicts of interest and non-arms length transactions may also arise in the future in the event our officers or directors are involved in the management of any firm with which we transact business.  Our Board of Directors has adopted a policy that we will not seek a merger with, or acquisition of, any entity in which management serve as officers or directors, or in which they or their family members own or hold a controlling ownership interest.  Although the Board of Directors could elect to change this policy, the Board of Directors has no present intention to do so.

ITEM 6.                      EXECUTIVE COMPENSATION

The following table sets forth the officer compensation received during the last three fiscal years, including salary, bonus and certain other compensation to our Chief Executive Officer and named executive officers for the past three fiscal years.  In April 2009, Ms. Brenda Webb became the acting CEO/CFO of the Company. She has not received any compensation for her services.

SUMMARY EXECUTIVES COMPENSATION TABLE

Name & Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Brenda D. Webb, CEO, President, CFO (1)	2010	6,492	0	0	0	0	0	0	6,492
	2009	0	0	0	0	0	0	0	0
	2008	0	0	0	0	0	0	$2,000	$2,000

Joy Gibbons, Chief Executive Officer (2)	2009	0	0	0	0	0	0	0	0
	2008	0	0	$1,250	0	0	0		$1,250

Jeff Huitt, CFO and Director and Acting CEO/President (3)	2009	0	0	0	0	0	0	0	0
	2008	0	0	$1,250	0	0	0	0	$1,250

David Martinez, Chief Operating Officer (4)	2009	0	0	0	0	0	0	0	0
	2008	0	0	$3,000	0	0	0	0	$3,000

(1)           On June 17, 2009, Ms. Brenda Webb was appointed the Chief Executive Officer & CFO of the Company.  During the year ended December 31, 2008, Ms. Webb received 200,000 shares of restricted common stock at $0.01 per share for $2,000 for her services as a director of the Company.

(2)           Ms. Gibbons received 125,000 restricted shares of common stock at $0.01 per Share for services as CEO/President, during the year ended December 31, 2008. Ms. Gibbons provided her services through her consulting company J H Gibbons, LLC. The rate for these services was $ 50 per hour.  Ms. Gibbons resigned as the Chief Executive Officer and a director of the Company on March 18, 2009.

(3)           Mr. Huitt received 300,000 restricted shares of common stock at $0.01 per Share for his services as CEO, during the year ended December 31, 2008. Mr. Huitt provided his services through Huitt Consulting which is the consulting company under which CFO services are provided by Jeff Huitt. The rate for these services was $50 per hour. Mr. Huitt resigned as an officer of the Company on April 8, 2009.

(4)           Mr. Martinez received 100,000 restricted shares of common stock at $0.01 per share, during the year ended December 31, 2008.  On April 13, 2009, Mr. David Martinez resigned as Chief Operating Officer.

Ms. Webb does not have an employment agreement with the Company.

Director Compensation

We have agreed to pay $500 for Directors fees for meeting attendance, however, the payment of those fees are waived when the cash financial situation of the Company does not have funds to pay.  Stock may be issued in lieu of cash payments or as additional compensation from time to time.  An Audit Committee has yet to be established therefore no compensation has been paid for this function.

Director Compensation

The amount of compensation paid to our directors for their services is currently $500 for each meeting attended.  The following table sets forth certain information concerning compensation paid to our directors for services as directors, but not including compensation for services as officers reported in the "Summary Executives Compensation Table" during the year ended December 31, 2010:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Redgie T. Green	$1,000	$0	$0	$0	$0	$0	$1,000
Jeff Compton	$0	$0	$0	$0	$0	$0	$0
Brenda D. Webb	$1,000	$0	$0	$0	$0	$0	$1,000
Malcolm C. Davenport	$1,000						$1,000

We are presently evaluating our director compensation for 2011 and our Board may elect to adopt a revised compensation structure in the future.

ITEM 7.                      CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

No current officer or director of our Company has or proposes to have any direct or indirect material interest in any asset proposed to be acquired by us through security holdings, contracts, options, or otherwise.  There are no agreements with the board of directors regarding potential business opportunities that may become available with companies that may be affiliated with any member of the board.

Prior to June 1, 2008, a related party, of which Ms. Webb, and officer and director of the Company, is a member (J.H. Brech, LLC) charged the Company $800 per month plus direct expenses for office space.  The Company terminated this agreement on June 1, 2008 to reduce the expenses associated with office space.

As of December 31, 2009, the Company owed approximately $40,833 in accounts payable to a related party, J.H. Brech LLC for consulting services J.H. Brech, LLC consulting services included such activities as corporate development and financial advisement.

Ms. Webb, an officer and director of the Company, is owed $5,833 at December 31, 2008 for services.  In addition, Ms. Webb is a member of J.H. Brech, LLC, which holds a convertible promissory note as discussed below.

In April 2009, the Company agreed to convert outstanding amounts owed to J.H. Brech into a Convertible Promissory Note. The Convertible Promissory Note has a principal balance of $200,534. The Convertible Promissory Note bears interest at 6% per annum and is due in April 2011. The Convertible Promissory Note converts into shares of the Company's common stock at a rate of $0.50 per share.  At September 30, 2010, $200,534 was outstanding under the note with accrued interest of $17,735.

ITEM 8.                      LEGAL PROCEEDINGS

International Paintball Association anticipates that it will from time to time become subject to claims and legal proceedings arising in the ordinary course of business.  It is not feasible to predict the outcome of any such proceedings and International Paintball Association cannot assure you that their ultimate disposition will not have a material adverse effect on International Paintball Association business, financial condition, cash flows or results of operations.

ITEM 9.                      MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no current public trading market for the common stock and there is no assurance that one will develop in the near future, if ever. We intend to seek application to be listed on the over-the-counter bulletin board trading facility ("OTCBB") shortly after with filing this Form 10 Registration Statement.  We cannot assure that its shares will be approved for trading or will trade at any value.

Holders

There are approximately 90 holders of record of our common stock as of December 31, 2010.

Dividend Policy

Holders of International Paintball Association common stock are not entitled to receive dividends.  International Paintball Association has not declared or paid any dividends on International Paintball Association common shares and it does not plan on declaring any dividends in the near future.  International Paintball Association currently intends to use all available funds to finance the operation and expansion of its business.

Shares Eligible for Future Sale

International Paintball Association currently has 10,449,166 shares of common stock outstanding at December 31, 2010.  A current shareholder who is an "affiliate" of  International Paintball Association, defined in Rule 144 as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled  by, or is under common control with International Paintball Association will be required to comply with the resale limitations of Rule 144. As of date hereof a total of 8,313,516 shares have been held for 1 year or more and are eligible for resale under Rule 144. Sales by affiliates will be subject to the volume and other limitations of Rule 144, including certain restrictions regarding the manner of sale, notice requirements, and the availability of current public information about International Paintball Association. The volume limitations generally permit an affiliate to sell, within any three month period, a number of shares that does not exceed the greater of one percent of the outstanding shares of common stock or the average weekly trading volume during the four calendar weeks preceding his sale. A person who ceases to be an affiliate at least three months before the sale of restricted securities beneficially owned for at least six months may sell the restricted securities under Rule 144 without regard to any of the Rule 144 limitations.

The Company is filing this Form 10 in order to pursue additional funding opportunities in the public markets. We intend to seek a market maker to apply to have our common stock approved for quotation on the OTC Bulletin Board market immediately after the SEC advises us it has no further comments on this Form 10.

ITEM 10.                    RECENT SALES OF UNREGISTERED SECURITIES.

The following information reflects all of the sales of our securities within the past three years.

Name	Date	No. of Shs	Price/Share
(All purchased below were cash)
B. Farmer	11/1/05	2,000	0.01
R. Holt	11/1/05	2,000	0.01
J. Webb	11/1/05	20,000	0.01
R. Schrunk	7/26/06	100,000	0.01
D. Dugas	11/3/05	75,000	0.01
J. Gyselinck	11/1/05	20,000	0.01
J. Hill	2/4/05	8,000	0.01
J.H. Brech LLC	11/3/05	160,000	0.01
D. Myers	11/3/05	75,000	0.01
C. Webb	11/4/05	25,000	0.01
D. Wood	11/3/05	28,000	0.01
A. Deignan	11/3/05	25,000	0.01
C. McMillan	11/3/05	25,000	0.01
J. Stewart	11/3/05	25,000	0.01
D. Dugas	11/4/05	25,000	0.01
D. Myers	11/4/05	25,000	0.01
R. Schrunk	11/3/05	100,000	0.01
C. Webb	11/3/05	75,000	0.01
A. Savant	11/3/05	80,000	0.01
The Vice Law Firm	11/4/05	750,000	0.01
J.H. Brech LLC	11/4/05	840,000	0.01
B. Stern	12/16/05	10,000	0.01
C. Childers	11/16/05	30,000	0.01
D. Miller	12/6/05	10,000	0.01
D. Newberry	11/16/05	10,000	0.01
S. Fitzgerald	6/27/06	10,000	0.01
J. Webb	11/29/05	20,000	0.01
PAMF Investment Club	11/29/05	20,000	0.01
G. Fry Jr.	12/15/05	100,000	0.01
G. Fry Jr.	1/6/06	60,000	0.01
G. Fry Jr.	1/19/06	100,000	0.01
G. Fry Jr.	2/2/06	100,000	0.01
G. Fry Jr.	2/28/06	100,000	0.01
T. Dameron	3/24/06	50,000	0.01
G. Fry Jr.	2/28/06	100,000	0.01
T. Dameron	3/24/06	50,000	0.01
M. Cawthon	3/24/06	50,000	0.01
Running of the Bulls, Inc.	3/24/06	250,000	0.01
R. Fodor	4/19/06	260,000	0.01
B. Baughman	6/5/06	100,000	0.01
D. Newberry	12/6/06	2,500	0.01
S. Fitzgerald	1/22/07	2,500	0.01
J. Webb	11/30/07	5,000	0.01
B. Stern	1/22/07	2,500	0.01

A. Savant	6/9/06	50,000	0.01
R. Schrunk	6/9/06	50,000	0.01
A. Savant	9/11/06	100,000	0.01
R. Schrunk	9/11/06	200,000	0.01
M. Cawthon	9/28/06	25,000	0.01
T. Dameron	9/28/06	25,000	0.01
A. Savant	12/26/06	25,000	0.01
R. Schrunk	12/26/06	25,000	0.01
B. Baughman	12/26/06	25,000	0.01
V. D’Antonio	12/28/06	100,000	0.01
T. Beck	12/28/06	10,000	0.01
C. Childers	12/28/06	20,000	0.01
R. Fodor	12/26/06	100,000	0.01
C. Hendrix	12/28/06	5,000	0.01
D. Miller	12/28/06	5,000	0.01
D. Newberry	12/28/06	10,000	0.01
T. Minyard	12/28/06	300,000	0.01
J. Simpson	1/8/07	100,000	0.01
S. Fitzgerald	12/28/06	10,000	0.01
S. Greer	1/8/07	10,000	0.01
T. Hendrix	12/28/06	10,000	0.01
A. Hendrix	12/28/06	10,000	0.01
JDT Inv. Group Inc.	12/28/06	25,000	0.01
T. Webster	12/28/06	25,000	001
J. Keenan	12/28/06	5,000	0.01
R. Papa	12/28/06	20,000	0.01
Running of the Bulls, Inc.	1/12/07	100,000	0.01
M. Cawthon	12/26/06	12,500	0.01
T. Dameron	12/26/06	12,500	0.01
R. Schrunk	12/26/06	25,000	0.01
K. Tindle	1/8/07	50,000	0.01
R. Haas	1/8/07	50,000	0.01
M. Margolis	1/12/07	50,000	0.01
C. Childers	1/8/07	7,500	0.01
D. Miller	1/8/07	2,500	0.01
PAMF Investment Club	1/8/07	2,500	0.01
D. Parra	1/12/07	10,000	0.01
E. Parra	1/12/07	30,000	0.01
A. Savant	1/8/07	25,000	0.01
K. Bleicken	1/12/07	15,000	0.01
T. Napolitano	1/8/07	50,000	0.01
W. Bader	1/22/07	25,000	0.01
S. Kozachenko	1/22/07	20,000	0.01
J. Vanderman	1/22/07	10,000	0.01
R. Vanderman	1/22/07	5,000	0.01
C. Callahan	1/22/07	20,000	0.01
R. Phifer	1/25/07	150,000	0.01
D. Bennett	2/5/07	10,000	0.01
T. Burns	1/25/07	50,000	0.01
A. Grifka	1/25/07	30,000	0.01
J. Harrison	2/5/07	10,000	0.01
M. Margolis	2/14/07	50,000	0.01

D. Daragan	2/14/07	50,000	0.01
K. Tindle	2/14/07	50,000	0.01
K. Degarmo	2/23/07	50,000	0.01
W. Bader	3/13/07	50,000	0.01
J. Colina	2/20/07	50,000	0.01
M. Huddleston	2/20/07	50,000	0.01
E. Shuey	2/20/07	190,000	0.01
R. Uttamchandani	2/23/07	10,000	0.01
E. Parra	2/23/07	10,000	0.01
L. Cheshire/Johnson	3/13/07	50,000	0.01
R. Lewis	3/13/07	50,000	0.01
G & E Group, Inc.	3/13/07	50,000	0.01
N. Greggains	4/3/07	40,000	0.01
M. Altman	4/3/07	10,000	0.01
D. Daragan	4/4/07	50,000	0.01
A. Garnett	4/4/07	100,000	0.01

Sales and issuances by Company of the unregistered securities listed above were made by the Company in reliance upon Rule 506 of Regulation D to the individuals listed above.  All of the individuals and/or entities listed above that purchased the unregistered securities were all known to the Company and its management, through pre-existing business relationships, as long standing business associates, friends, and employees. All purchasers were provided access to all material information, which they requested, and all information necessary to verify such information and were afforded access to management of the Company in connection with their purchases. All purchasers of the unregistered securities acquired such securities for investment and not with a view toward distribution, acknowledging such intent to the Company.  All certificates or agreements representing such securities that were issued contained restrictive legends, prohibiting further transfer of the certificates or agreements representing such securities, without such securities either being first registered or otherwise exempt from registration in any further resale or disposition.  Each purchaser made written representation under Rule 506 of Regulation D, including net worth and sophistication.  The Company required written representation that each purchaser who was not an accredited investor, either alone or with his purchaser representative, had such knowledge and experience in financial and business matters that he was capable of evaluating the merits and risks of the prospective investment, and the issuer reasonably believed (based on written representations) immediately prior to making any sale that the purchaser came within this description.

	Consideration Type	Date of Issue	Shares	Price per share
K. Szczech	Services	4/12/07	20,000	0.01
R. Schrunk	Services	4/4/07	25,000	0.01
B. Webb	Services	4/4/07	100,000	0.01
Business Financial Systems, Inc.	Services	4/10/07	100,000	0.01
Cooper Business Solutions, Inc.	Services	4/23/07	50,000	0.01
K. Szczech	Services	5/3/07	40,000	0.01
JKJB LLC	Services	9/24/07	100,000	0.01
M. Goldman	Services	10/18/07	50,000	0.01
D. D’Alessandro	Services	11/9/07	100,000	0.01
R. Peppe	Services	12/13/07	180,000	0.01
T. Dameron	Services	12/13/07	10,000	0.01
M. Armstrong	Services	2/25/08	150,000	0.01
J. Compton	Services	2/25/08	25,000	0.01
J. Gibbons	Services	2/15/08	25,000	0.01
R. Green	Services	2/15/08	25,000	0.01
Huitt Consulting LLC	Services	2/1/08	25,000	0.01
D. Martinez	Cash	2/15/08	100,000	0.01
Orion Consulting LLC	Cash	2/15/08	50,000	0.01

B. Webb	Services	2/15/08	100,000	0.01
W. Whiting	Services	2/15/08	25,000	0.01
Orion Consulting LLC	Cash	3/17/08	50,000	0.01
Orion Consulting LLC	Cash	4/2/08	15,000	0.01
Orion Consulting LLC	Cash	4/15/08	30,000	0.01
G. Fry	Services	4/22/08	150,000	0.01
D. Bennett	Cash	5/18/08	10,000	0.01
Orion Consulting LLC	Services	5/20/08	15,000	0.01
R. Fodor	Services	5/22/08	400,000	0.01
Steve Henson	Consideration for loan	11/20/08	200,000	0.01
Michael A. Littman	Services	8/28/08	150,000	0.01

All of the sales by Company of the unregistered securities listed immediately above were made by the Company in reliance upon Section 4(2) of the Act. All of the individuals and/or entities listed above that purchased the unregistered securities were all known to the Company and its management, through pre-existing business relationships, as long standing business associates, friends, and employees. All purchasers were provided access to all material information, which they requested, and all information necessary to verify such information and were afforded access to management of the Company in connection with their purchases.  All purchasers of the unregistered securities acquired such securities for investment and not with a view toward distribution, acknowledging such intent to the Company.  All certificates or agreements representing such securities that were issued contained restrictive legends, prohibiting further transfer of the certificates or agreements representing such securities, without such securities either being first registered or otherwise exempt from registration in any further resale or disposition.

ITEM 11.                      DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

Authorized Capital Stock

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, no par value per share.  As of December 23, 2010, 10,449,166 shares of our common stock were issued and outstanding.

The holders of our common stock have no preemptive rights.  The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

In April 2009, the Company issued a Convertible Promissory Note to a related party, J.H. Brech for $200,534.  Such note is convertible (principal and/or accrued interest) into shares of the Company's common stock at $0.50 per share. The Note has a due date of April 2011.

Preferred Stock

Our Articles of Incorporation authorize International Paintball Association to issue ten million (10,000,000) Shares of Preferred Stock. As of December 23, 2010, we had no shares of Preferred Stock issued and outstanding.  The Board of Directors of the Company is authorized to issue the preferred stock from time to time in classes and series and is further authorized to establish such classes and series, to fix and determine the variations in the relative rights and preferences as between series, to fix voting rights, if any, for each class or series, and to allow for the conversion of preferred stock into common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Securities Transfer Corporation, of Frisco, Texas.

ITEM 12.                      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under our Articles of Incorporation and By-Laws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest.  No officer or director may be may be indemnified, however, where the officer or director acted committed intentional misconduct, fraud, or an intentional violation of the law.

We may advance expenses incurred in defending a proceeding.  To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, our must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Colorado.

Regarding the indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to officers and directors under Colorado law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by our officer(s), director(s), or controlling person(s) in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction.  We will then be governed by the court's decision.

ITEM 13.                      FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The audited financial statements of International Paintball Association, Inc. for the years ended December 31, 2009 and 2008 and the unaudited financial statements for the three and nine months ended September 30, 2010 and 2009 appear as pages F-1 through F-19.

ITEM 14.                      CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not applicable.

ITEM 15.                      FINANCIAL STATEMENTS AND EXHIBITS

(a)           Audited financial statements for December 31, 2009 and 2008
Unaudited financial statements for the three and nine months ended September 30, 2010 and 2009

(b)           Exhibits.

Exhibit No.                                           Description

3.1	Articles of Incorporation*

3.2	Bylaws *

10.1	Convertible Promissory Note, by and between the Registrant and J.H. Brech, LLC*

10.2	Form of Amendment to Convertible Promissory Note dated April 29, 2009 by and between International Paintball Association, Inc. and J.H. Brech, LLC **

10.3	Form of bridge note and form of extension agreement**

10.4	Asset Purchase Agreement dated as of June 7, 2004 by and between 4-G Paintball, Inc., Daysi Garcia, Silvana Garcia, Richard Garcia and Gerald Garcia **

10.5	Release and Settlement Agreement **

* Previously filed
** Filed Herewith.

INTERNATIONAL PAINTBALL ASSOCIATION, INC.
(formerly 4-G PAINTBALL, INC.)
 (A Development Stage Company)
Financial Statements

RONALD R. CHADWICK, P.C.
Certified Public Accountant
2851 South Parker Road, Suite 720
Aurora, Colorado 80014
Telephone (303)306-1967
Fax (303)306-1944

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
International Paintball Association, Inc.
Trophy Club, Texas

I have  audited  the  accompanying  balance  sheets of  International  Paintball Association, Inc. (a development stage company) as of December 31, 2009 and 2008 and the related  statements of operations,  stockholders'  equity and cash flows for the years then ended and for the period from May 24, 2004  (inception of the development stage) through December 31, 2009. These financial statements are the responsibility of the Company's  management.  My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in  accordance  with the  standards  of the Public  Company Accounting Oversight Board (United States).  Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis,  evidence  supporting  the amounts and  disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant  estimates  made by  management,  as well as evaluating  the overall financial statement presentation.  I believe that my audit provides a reasonablebasis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material   respects,   the  financial   position  of   International   Paintball Association,  Inc.  as of  December  31,  2009 and 2008,  and the results of its operations  and its cash flows for the years then ended and for the period  from May 24, 2004 (inception of the development  stage) through  December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

The  accompanying  financial  statements  have been  prepared  assuming that the Company  will  continue  as a  going  concern.  As  discussed  in  Note 2 to the financial  statements the Company has suffered  recurring losses from operations that raise  substantial  doubt about its ability to continue as a going concern.  Management's  plans in regard to these matters are also described in Note 2. The financial  statements do not include any adjustments  that might result from the outcome of this uncertainty.

Aurora, Colorado
R. Chadwick, P.C.
April 30, 2010
RONALD R. CHADWICK, P.C.

/s/Ronald R. Chadwick, P.C.

INTERNATIONAL PAINTBALL ASSOCIATION, INC.
(A Development Stage Company)
Balance Sheets

	December 31,
	2009	2008
	(Audited)	(Audited)

ASSETS:

Current Assets:
Cash	$38	$-
Total Current Assets	38	-

Furniture & Fixtures (Net)	-	61
Total Fixed Assets	-	61

TOTAL ASSETS	$38	$61

LIABILITIES & STOCKHOLDERS' DEFICIT

Current Liabilities
Bank over draft	$-	$17
Accounts Payable	176,834	148,934
Accounts Payable, related parties	40,833	167,348
Accrued liabilities	95,743	48,820
Notes payable	478,500
Note payable, convertible	200,534	478,500

Total Current Liabilities	992,444	843,619

Total liabilities	992,444	843,619

Stockholders' Deficit
Common Stock, no par value; 100,000,000 shares authorized
10,449,166 issued and outstanding at December 31, 2009 and 2008, respectively	930,358	930,358
Preferred Class A stock, no par value 240,000 shares authorized
No shares issued and outstanding at December 31, 2009 and 2008, respectively	-	-
Preferred Class B stock, no par value 1,600,000 shares authorized
No shares issued and outstanding at December 31, 2009 and 2008, respectively	-	-
Additional Paid-in Capital	124,371	124,371
Treasury Stock	(40)	(40)

Deficit accumulated during the development stage	(2,047,095)	(1,898,247)

Total Stockholders' Deficit	(992,406)	(843,558)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$38	$61

The accompanying notes are an integral part of these financial statements.

INTERNATIONAL PAINTBALL ASSOCIATION, INC.
(A Development Stage Company)
Statements of Operations
(Audited)

			24-May-04
	For the Year Ended		(Inception) to
	December 31,		December 31,
	2009	2008	2009

Revenue	$-	$-	$63,723
Cost of Goods Sold	-	-	36,479
Gross Profit	-	-	27,244

Amortization and Depreciation	61	748	8,364
Write offs	-	-	109,415
General and administrative	101,786	158,857	1,803,737
Total Expenses	101,847	159,605	1,921,516
Net Operating Loss	(101,847)	(159,605)	(1,894,272)

Other Income (Expense)
Miscellaneous Income	-	-	4,052
Gain on debt settlement	-	-	15,100
Interest	(47,001)	(45,992)	(171,975)
Total Other Income (Expense)	(47,001)	(45,992)	(152,823)
Net Loss	$(148,848)	$(205,597)	$(2,047,095)
Net Income/Loss per common share
equivalent	$(0.01)	$(0.02)
Weighted average number of common
shares equivalent outstanding	10,449,166	9,228,583

* Less than ($0.01) per share.

The accompanying notes are an integral part of these financial statements.

INTERNATIONAL PAINTBALL ASSOCIATION, INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
(Audited)

			May 24, 2004
	For the Year Ended		(Inception) to
	December 31,		December 31,
	2009	2008	2009

Cash Flows from Operating Activities
Net Profit (Loss)	$(148,848)	$(205,597)	$(2,047,095)
Depreciation	61	748	8,364
Compensatory stock issuances	-	21,600	591,525
Option expense	-		47,992
Write offs	-		109,415
Adjustments to reconcile net loss to net cash used
by operating activities
Changes in operating assets and liabilities
Bank overdraft	(17)	17	$-
Increase in Accounts Payable and accrued liabilities	101,919	64,026	629,318
(Increase) / Decrease receivables and accruals	46,923	-	46,923

Net Cash Flows Used by Operating Activities	38	(119,206)	(613,558)

Cash Flows from Investing Activities
Acquisition of Fixed Assets	-	-	(8,364)
Notes receivable	-	-	12,000

Net Cash Flows Provided (Used) by Investing Activities	-	-	3,636
Cash Flows from Financing Activities
Funds received from note payables	-	122,500	561,450
Payments of note payables	-	(3,500)	(51,950)
Sales of common stock	-	-	100,500
Repurchase of treasury stock	-	-	(40)

Net Cash Flows Provided by Financing Activities	-	119,000	609,960

Net Increase (Decrease) in Cash	38	(206)	38

Cash at Beginning of Period	-	206	-

Cash at End of Period	$38	$-	$38

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$-	$1,738	$15,129

Cash paid for taxes	$-	$-	$-

Supplemental Disclosure of Non-Cash Investing and Financing
Activities:
Common stock issued for services	$-	$9,500	$530,500
Common stock issued for interest	$-	$16,100	$61,025
Common stock issued for assets	$-	$-	$100,000

Debt converted to capital	$-	$-	$214,712
Accounts payable transferred to
convertible note payable	$200,534	$-	$-

The accompanying notes are an integral part of these financial statements.

INTERNATIONAL PAINTBALL ASSOCIATION, INC.
(A Development Stage Company)
Statements of Stockholders' Equity (Deficit)
From May 24, 2004 (Inception) through December 31, 2009

							Additional	Deferred
	Common Stock		Preferred A Stock		Preferred B Stock		Paid-in	Offering
	# of Shares	Amount	# of Shares	Amount	# of Shares	Amount	Capital	Expense

Balances - May 24, 2004	-	$-	-	$-	-	$-	$-	$-
June 2004 Stock issued for assets	200,000	100,000
June 2004 Stock issued for cash	8,000	1,000
June 2004 Stock issued for cash			240,000	30,000	139,000	69,500
Aug 2004 H Hill accrued salary	166,666	20,833
settlement for stock
Deferred options							50,714	(3,720)

Net Loss for period

Balance - December 31, 2004	374,666	121,833	240,000	30,000	139,000	69,500	50,714	(3,720)

Stock for services, several @$.10-$.50	1,958,000	343,000
Stock for debt/settlement, several	235,000	117,500
@ $.50
Stock for interest, several @ $0.01	450,000	4,500
Treasury stock	(200,000)
Deferred Offering Expense - Vested
Options								882
Vested options - Cancellations							(2,722)	2,722
Paid-in Capital RP Debt Cancellation							76,379

Net Loss for period

Balance - December 31, 2005	2,817,666	586,833	240,000	30,000	139,000	69,500	124,371	(116)

Stock for services, several @ $.50	350,000	175,000
Stock for interest, several @ $various	2,382,500	23,825
Deferred Offering Expense - Vested
Options								116
Net Loss for period

Balance - December 31, 2006	5,550,166	785,658	240,000	30,000	139,000	69,500	124,371	-

Stock for interest, several @ $.01	2,060,000	20,600
Stock for services, several @ $.01	300,000	3,000
Net Loss for period

Balance - December 31, 2007	7,910,166	809,258	240,000	30,000	139,000	69,500	124,371	-

Stock for interest, several @ $.01
@3/31/08	200,000	2,000
Stock for interest, several @ $.01
@6/30/08	170,000	1,700
Stock for interest, several @ $.01
@9/30/08	640,000	6,400
Stock for interest, several @ $.01
@12/31/08	200,000	2,000

Stock for services, several @ $.01
@ 3/31/08	700,000	7,000
Stock for services, several @ $.01
@ 9/30/08	250,000	2,500
03/12/08 Conversion of Class A & B to
common								-
by Directors Meeting, one for one	379,000	99,500	240,000)	(30,000)	(139,000)	(69,500)
Net Loss for period

Balances - December 31, 2008	10,449,166	930,358	-	-	-	-	124,371	-
Net Loss for period

Balances - December 31, 2009	10,449,166	$930,358	-	$-	-	$-	$124,371	$-

The accompanying notes are an integral part of these financial statements.

INTERNATIONAL PAINTBALL ASSOCIATION, INC.
(A Development Stage Company)
Notes to the Financial Statements
For the Years Ended December 31, 2009 and 2008

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

4-G Paintball,  Inc. was incorporated in the State of Texas on May 24, 2004, and on September 16, 2008 was  redomiciled as a Colorado  corporation  through a one for one share exchange with its wholly owned subsidiary  International Paintball
Association,  Inc.,  which was incorporated in the State of Colorado on June 19, 2008. 4-G Paintball,  Inc. and  International  Paintball  Association,  Inc. are referred to hereinafter as (the "Company"). The Company was organized to further the interest and  participation  in the sport of  paintball  competition  and to operate  paintball  competition  arenas.  Also, the Company may pursue any other lawful  business  opportunity  as decided  upon by the board of  directors.

The Company's fiscal year end is December 31.

Basis of presentation - development stage company

The  Company  has not  earned  significant  revenues  from  limited  operations.  Accordingly,  the  Company's  activities  have been  accounted for as those of a "Development  Stage  Enterprise" as set forth in ASC 915. Among the  disclosures required by ASC 915 are that the Company's financial statements be identified as those of a development  stage  company,  and that the  statements of operations, stockholders'  equity and cash  flows  disclose  activity  since the date of the
Company's inception.

Use of Estimates

The preparation of financial  statements in conformity  with generally  accepted accounting principles requires management to make estimates and assumptions that affect  reported  amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial  statements and the reported amounts of revenues and expenses  during the reporting  period.  Actual  results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.

Accounts receivable

The Company reviews  accounts  receivable  periodically for  collectability  and establishes an allowance for doubtful accounts and records bad debt expense when deemed  necessary.  At December  31, 2009 and 2008 the Company had no balance in its allowance for doubtful accounts.

Property and equipment

Property and equipment are recorded at cost and depreciated  under straight line methods over each item's  estimated  useful  life.  The Company uses a five year life for furniture and fixtures, and three years for computer equipment.

Revenue recognition

Revenue is recognized on an accrual basis after  services have been performed or products  sold  under  contract  terms,  the  price  to the  client  is fixed or determinable, and collectibility is reasonably assured.

Advertising costs

Advertising  costs are  expensed  as  incurred.  The  Company did not record any advertising costs during the year ended December 31, 2009 and 2008.

Income tax

The  Company  accounts  for  income  taxes  pursuant  to ASC 740.  Under ASC 740 deferred taxes are provided on a liability  method  whereby  deferred tax assets are  recognized  for  deductible   temporary   differences  and  operating  loss
carryforwards  and deferred tax liabilities are recognized for taxable temporary differences.  Temporary  differences  are the  differences  between the reported amounts of assets and liabilities  and their tax bases.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management,  it is more likely than not that some  portion or all of the deferred tax assets will not be realized.  Deferred tax assets and  liabilities  are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net income (loss) per share

The net income (loss) per share is computed by dividing the net income (loss) by the weighted  average number of shares of common  outstanding.  Warrants,  stock options,  and  common  stock  issuable  upon  the  conversion  of the  Company's preferred  stock (if any),  are not  included in the  computation  if the effect would be  anti-dilutive  and would  increase the  earnings or decrease  loss per share.

Financial Instruments

The carrying value of the Company's  financial  instruments,  as reported in the accompanying balance sheets, approximates fair value.

Long-Lived Assets

In accordance with FASB ASC No.'s 350 and 360, the Company regularly reviews the carrying  value of intangible and other  long-lived  assets for the existence of facts or  circumstances,  both  internally  and  externally,  that  may  suggest impairment.  If  impairment  testing  indicates  a lack  of  recoverability,  an impairment  loss is  recognized  by the  Company  if the  carrying  amount  of a long-lived asset exceeds its fair value.

Segment information

The Company is structured to operate  primarily in a single  operating  segment, namely the competition  arena of paintball  sports and the furthering of private and commercial interests in the activity.

Stock based compensation

The  Company  follows  FASB  Accounting   Standards   Codification   No.  718  - Compensation - Stock  Compensation  for share based  payments to employees.  The Company follows FASB Accounting  Standards  Codification No. 505 for share based payments to Non-Employees,  whereby equity  instruments  issued to employees for services are recorded based on the fair value of the instrument issued and those issued  to   non-employees   are  recorded  based  on  the  fair  value  of  the
consideration received or the fair value of the equity instrument,  whichever is more reliably measurable.

Recent Accounting Pronouncements

In  June  2009,  the  Financial   Accounting  Standards  Board  ("FASB")  issued Accounting  Standards  Codification  ("ASC") 105, "Generally Accepted Accounting Principals"  (formerly Statement of Financial  Accounting Standards ("SFAS") No.
168, "The FASB Accounting Standards  Codification and the Hierarchy of Generally Accepted Accounting Principles"). ASC 105 establishes the FASB ASC as the single source of authoritative nongovernmental U.S. GAAP. The standard is effective for interim and annual  periods  ending after  September  15,  2009.  We adopted the provisions of the standard on September 30, 2009,  which did not have a material impact  on  our  financial  statements.

There were various  other  accounting  standards and  interpretations  issued in 2009,  none of which are  expected  to have a material  impact on the  Company's financial position, operations or cash flows. measurable.

NOTE 2.  GOING CONCERN

The Company has  suffered  recurring  losses from  operations  and has a working capital  deficit  and  stockholders'  deficit,  and in all  likelihood  will  be required to make significant  future  expenditures in connection with continuing marketing efforts along with general administrative  expenses.  These conditions raise  substantial  doubt  about the  Company's  ability to  continue as a going concern.

The  Company  may  raise  additional  capital  through  the  sale of its  equity securities,  through an offering of debt securities,  or through borrowings from individuals and financial  institutions.  By doing so, the Company hopes through increased   marketing  efforts  to  generate  revenues  from  the  operation  of competition paintball arenas and sales of related products.  Management believes that actions  presently  being taken to obtain  additional  funding  provide the opportunity for the Company to continue as a going concern.

NOTE 3. FIXED ASSETS

Fixed asset values recorded at cost are as follows:

	December 31,	December 31,
	2009	2008

Computer equipment	$4,622	$4,622

Furniture and fixtures	3,742	3,742
	8,364	8,364

Less accumulated depreciation	(8,634)	(8,303)

Total	$-	$61

During the year ended December 31, 2009, the Company fully depreciated its fixed assets.

NOTE 4. INCOME TAXES

Deferred  income taxes arise from the temporary  differences  between  financial statement  and  income  tax  recognition  of net  operating  losses.  These loss carryovers  are limited  under the Internal  Revenue  Code should a  significant change in ownership occur.

At December 31, 2009 and 2008 the Company had net operating  loss  carryforwards of  approximately  $2,000,000 and $1,900,000  which begin to expire in 2024. The deferred tax asset of $667,000 and $609,000  created by the net operating losses has been  offset by a 100%  valuation  allowance.  The  change in the  valuation allowance in 2009 and 2008 was $58,000 and $79,000.

NOTE 5. NOTES PAYABLE

At December 31, 2009, the Company had $478,500 in  outstanding  notes payable to various  individuals,  unsecured,  bearing interest at 6% - 9% per annum, due in full on term  expiration,  with all amounts at each date either presently due or due within one year.  The  Company  incurred  interest  expense  under the notes during  the year  ended  December  31,  2009 and 2008 of  $38,265  and  $45,992, respectively.

NOTE 6.  NOTES PAYABLE, CONVERTIBLE

In April 2009, a related  party owed  $200,534 for  accounts  payable  agreed to convert  the  amount  owed  to  it  into  a  Convertible  Promissory  Note.  The Convertible  Promissory note is unsecured,  has an interest rate of 6% and a due date of April 10, 2010. The  promissory  note provides the holder with the right to convert part or all of the outstanding  principal and/or interest into shares of the  Company's  common  stock at a rate of $0.50 per share.  At December  31, 2009, $200,534 was outstanding. During the year ended December 31 2009, interest of $8,736 had been accrued.

NOTE 7.  STOCKHOLDERS' EQUITY

Common stock

The Company has  100,000,000  shares of authorized  common stock,  no par value, with  10,449,166  shares  issued and  outstanding  as of  December  31, 2009 and December 31, 2008, with 200,000 shares in treasury at each date.

Stock options

At December  31, 2009 and 2008,  the Company had stock  options  outstanding  as described below.

Non-employee stock options

The Company  accounts  for  non-employee  stock  options  under FASB  Accounting Standards  Codification  No. 505 whereby  option costs are recorded based on the fair  value  of the  consideration  received  or the fair  value  of the  equity instruments  issued,  whichever is more reliably  measurable.  Unless  otherwise provided  for, the Company  covers option  exercises by issuing new shares.  The Company has no non-employee stock options outstanding.

Employee stock options

The Company accounts for employee stock options under FASB Accounting  Standards Codification  No. 718 -  Compensation  - Stock  Compensation.  Unless  otherwise provided for, the Company covers option exercises by issuing new shares.  At the beginning of 2008 the Company had 5,000  options  outstanding  and  exercisable. During the years ended  December  31, 2009 and 2008,  no options  were  granted, exercised or cancelled, leaving a balance at December 31, 2009 and 2008 of 5,000 outstanding employee stock options.

NOTE 8. CONTINGENCIES

A law firm which has  represented the Company on various  matters,  has asserted that the Company owes the firm approximately $13,000 more in legal fees than the Company has recorded.  The Company and the law firm are currently in discussions over what, if any additional fees are owed.

A former  director  claims the Company owes her an additional  $24,425 over what the Company has recorded. The Company disputes the assertion.

NOTE 9.   SUBSEQUENT EVENTS

The Company  evaluated events through April 30, 2010 for subsequent events to be included  in  its  December  31,  2009  financial  statements  herein,  and  has determined that there are no subsequent events that require disclosure.

INTERNATIONAL PAINTBALL ASSOCIATION, INC.
(A Development Stage Company)
Balance Sheets

	September 30,	December 31,
	2010	2009
		(Audited)
ASSETS:
Current Assets:

Cash	$42	$38
Total Current Assets	42	38

Furniture & Fixtures (Net)	-	-
Total Fixed Assets	-	-

TOTAL ASSETS	$42	$38

LIABILITIES & STOCKHOLDERS' DEFICIT

Current Liabilities
Accounts Payable	$244,241	$176,834
Accounts Payable, related parties	41,180	40,833
Accrued liabilities	129,540	95,743
Note payable	478,500	478,500
Notes payable, convertible - related party	200,534	200,534
Total Current Liabilities	1,093,995	992,444

Stockholders' Deficit
Common Stock, no par value; 100,000,000 shares authorized
10,449,166 issued and outstanding at September 30, 2010 and December 31, 2009, repectively	930,358	930,358
Preferred Class A stock, no par value 240,000 shares authorized
No shares issued and outstanding at September 30, 2010 and December 31, 2009 respectively	-	-
Preferred Class B stock, no par value 1,600,000 shares authorized
No shares issued and outstanding at September 30, 2010 and December 31, 2009 respectively	-	-
Additional Paid-in Capital	124,371	124,371
Treasury Stock	(40)	(40)
Deficit accumulated during the development stage	(2,148,642)	(2,047,095)

Total Stockholders' Deficit	(1,093,953)	(992,406)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$42	$38

The accompanying notes are an integral part of these financial statements.

(A Development Stage Company)
Statements of Operations
(Unaudited)

					May 24, 204
	For the Three Months Ended		For the Nine Months Ended		(Inception) to
	September 30,		September 30,		September 30,
	2010	2009	2010	2009	2010

Revenue		$-	$-	$-	$63,723
Cost of Goods Sold	-	-	-	-	36,479
Gross Profit	-	-	-	-	27,244

Amortization and Depreciation	-		-	60	8,364
Write offs	-	-	-	-	109,415
General and administrative	4,688	34,464	64,145	102,456	1,867,882

Total Expenses	4,688	34,464	64,145	102,516	1,985,661

Net Operating Loss	(4,688)	(34,464)	(64,145)	(102,516)	(1,958,417)

Other Income (Expense)
Miscellaneous Income	-	-	-	-	4,052
Gain on debt settlement	-	-		-	15,100
Interest	(12,715)	(12,715)	(37,402)	(34,435)	(209,377)

Total Other Income (Expense)	(12,715)	(12,715)	(37,402)	(34,435)	(190,225)

Net Loss	$(17,403)	$(47,179)	$(101,547)	$(136,951)	$(2,148,642)

Net Income/Loss per common share
equivalent	$(0.00)	$(0.00)	$(0.01)	$(0.01)
Weighted average number of common
shares equivalent outstanding	10,449,166	10,449,166	10,449,166	10,449,166

* Less than ($0.01) per share.

The accompanying notes are an integral part of these financial statements.

INTERNATIONAL PAINTBALL ASSOCIATION, INC.
(A Development Stage Company)
STATEMENTS OF CASHFLOWS
(Unaudited)

			May 24, 204
	For the Nine Months Ended		(Inception) to
	September 30,		September 30,
	2010	2009	2010
Cash Flows from Operating Activities
Net Profit (Loss)	$(101,547)	$(136,951)	$(2,148,642)
Depreciation	-	61	8,364
Compensatory stock issuances	-	-	591,525
Option expense	-		47,992
Write offs	-		109,415
Adjustments to reconcile net loss to net cash used
by operating activities
Changes in operating assets and liabilities
Bank overdraft	-	295	-
Increase in Accounts Payable - related party	347		347
Increase in Accounts Payable and accrued liabilities	101,204	136,595	730,522
(Increase) / Decrease receivables and accruals	-	-	46,923

Net Cash Flows Used by Operating Activities	4	-	(613,554)

Cash Flows from Investing Activities
Acquisition of Fixed Assets	-	-	(8,364)
Notes receivable	-	-	12,000

Net Cash Flows Provided (Used) by Investing Activities	-	-	3,636

Cash Flows from Financing Activities
Funds received from note payables	-	-	561,450
Payments of note payables	-	-	(51,950)
Sales of common stock	-	-	100,500
Repurchase of treasury stock	-	-	(40)

Net Cash Flows Provided by Financing Activities	-	-	609,960

Net Increase (Decrease) in Cash	4	-	42

Cash at Beginning of Period	38	-	-

Cash at End of Period	$42	$-	$42

Supplemental Disclosure of Cash Flow Informantion
Cash paid for interest	$-	$-	$15,129
Cash paid for taxes	$-	$-	$-

Supplemental Disclosure of Non-Cash Investing and Financing
Activities:
Common stock issued for services	$-	$9,500	$530,500
Common stock issued for interest	$-	$16,100	$61,025
Common stock issued for assets	$-	$-	$100,000
Debt converted to capital	$-	$-	$214,712
Accounts payable transferred to
convertible note payable	$-	$-	$200,534

The accompanying notes are an integral part of these financial statements.

INTERNATIONAL PAINTBALL ASSOCIATION, INC.
(A Development Stage Company)
Statement of Stockholders' Equity (Deficit)
From May 24, 2004 (Inception) through September 30, 2010

										Deficit
										Accum
										During
							Additional	Deferred		the
	Comon Stock		Preferred A Stock		Preferred B Stock		Paid-in	Offering	Treasury	Development
	# of Shares	Amount	# of Shares	Amount	# of Shares	Amount	Capital	Expense	Stock	Stage	Totals

Balances - May 24, 2004	-	$-	-	$-	-	$-	$-	$-	$-	$-	$-
June 2004 Stock issued for assets	200,000	100,000									100,000
June 2004 Stock issued for cash	8,000	1,000									1,000
June 2004 Stock issued for cash			240,000	30,000	139,000	69,500					99,500
Aug 2004 H Hill accrued salary	166,666	20,833									20,833
settlement for stock											-
Deferred options							50,714	(3,720)			46,994
											-
Net Loss for period										(326,910)	(326,910)
Balance - December 31, 2004	374,666	121,833	240,000	30,000	139,000	69,500	50,714	(3,720)	-	(326,910)	(58,583)

Stock for services, several @$.10-$.50	1,958,000	343,000									343,000
Stock for debt/settlement, several	235,000	117,500									117,500
@ $.50											-
Stock for interest, several @ $0.01	450,000	4,500									4,500
Treasury stock	(200,000)								(40)		(40)
Deferred Offering Expense - Vested Options								882			882
Vested options - Cancellations							(2,722)	2,722			-
Paid-in Capital RP Debt Cancellation							76,379				76,379
											-
Net Loss for period										(690,979)	(690,979)
Balance - December 31, 2005	2,817,666	586,833	240,000	30,000	139,000	69,500	124,371	(116)	(40)	(1,017,889)	(207,341)
Deferred Offering Expense - Vested Options
Stock for services, several @ $.50	350,000	175,000									175,000
Stock for interest, several @ $various	2,382,500	23,825									23,825
								116			116
Net Loss for period										(363,762)	(363,762)
Balance - December 31, 2006	5,550,166	785,658	240,000	30,000	139,000	69,500	124,371	-	(40)	(1,381,651)	(372,162)

Stock for interest, several @ $.01	2,060,000	20,600									20,600
Stock for services, several @ $.01	300,000	3,000									3,000
Net Loss for period										(310,999)	(310,999)
Balance - December 31, 2007	7,910,166	809,258	240,000	30,000	139,000	69,500	124,371	-	(40)	(1,692,650)	(659,561)

Stock for interest, several @ $.01 @3/31/08	200,000	2,000									2,000
Stock for interest, several @ $.01 @6/30/08	170,000	1,700									1,700
Stock for interest, several @ $.01 @9/30/08	640,000	6,400									6,400

Stock for interest, several @ $.01 @12/31/08	200,000	2,000									2,000
Stock for services, several @ $.01 @ 3/31/08	700,000	7,000									7,000
Stock for services, several @ $.01 @ 9/30/08	250,000	2,500									2,500
03/12/08 Conversion of Class A & B to common											-
by Directors Meeting, one for one	379,000	99,500	(240,000)	(30,000)	(139,000)	(69,500)					-
Net Loss for period										(205,597)	(205,597)
Balances - December 31, 2008	10,449,166	930,358	-	-	-	-	124,371	-	(40)	(1,898,247)	(843,558)

Net Loss for period										(148,848)	(148,848)
Balances - December 31, 2009	10,449,166	930,358	-	-	-	-	124,371	-	(40)	(2,047,095)	(992,406)

Net loss for the period	-	-	-	-	-	-	-	-	-	(101,547)	(101,547)
Balances - September 30, 2010	10,449,166	$930,358	-	$-	-	$-	$124,371	$-	$(40)	$(2,148,642)	$(1,093,953)

The accompanying notes are an integral part of these financial statements.

INTERNATIONAL PAINTBALL ASSOCIATION, INC.
(A Development Stage Company)
Notes to the Financial Statements
For the nine Months Ended September 30, 2010
(Unaudited)

NOTE 1.               ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

4-G Paintball, Inc. was incorporated in the State of Texas on May 24, 2004, and on September 16, 2008 was redomiciled as a Colorado corporation through a one for one share exchange with its wholly owned subsidiary International Paintball Association, Inc., which was incorporated in the State of Colorado on June 19, 2008. 4-G Paintball, Inc. and International Paintball Association, Inc. are referred to hereinafter as (the "Company"). The Company was organized to further the interest and participation in the sport of paintball competition and to operate paintball competition arenas.  Also, the Company may pursue any other lawful business opportunity as decided upon by the board of directors.  The Company's fiscal year end is December 31st.

Basis of presentation - development stage company

The Company has not earned significant revenues from limited operations. Accordingly, the Company's activities have been accounted for as those of a Development Stage Enterprise.  Among the disclosures are that the Company's financial statements be identified as those of a development stage company, and that the statements of operations, stockholders' equity and cash flows disclose activity since the date of the Company's inception.

Reclassification of prior year amounts

Certain prior year accounts have been reclassified to reflect current year's presentation.

Interim Accounting

The accompanying unaudited condensed financial statements are presented in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and rules and regulations of the Securities and Exchange Commission.  Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal occurring accruals) considered necessary in order to make the financial statements not misleading, have been included.  Operating results for the nine months ended September 30, 2010 are not necessarily indicative of results that may be expected for the year ending December 31, 2010.  The condensed financial statements are presented on the accrual basis.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.

Accounts receivable

The Company reviews accounts receivable periodically for collectability and establishes an allowance for doubtful accounts and records bad debt expense when deemed necessary.  At September 30, 2010 and December 31, 2009, the Company had no balance in its allowance for doubtful accounts.

INTERNATIONAL PAINTBALL ASSOCIATION, INC.
(A Development Stage Company)
Notes to the Financial Statements
For the nine Months Ended September 30, 2010
(Unaudited)

NOTE 1.               ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES. (Continued)

Property and equipment

Property and equipment are recorded at cost and depreciated under straight line methods over each item's estimated useful life.  The Company uses a five year life for furniture and fixtures, and three years for computer equipment.

Revenue recognition

Revenue is recognized on an accrual basis after services have been performed or products sold under contract terms, the price to the client is fixed or determinable, and collectability is reasonably assured.

Advertising costs

Advertising costs are expensed as incurred.  The Company did not record any advertising costs during the three and nine months ended September 30, 2010.

Net income (loss) per share

The net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of shares of common outstanding.  Warrants, stock options, and common stock issuable upon the conversion of the Company's preferred stock (if any), are not included in the computation if the effect would be anti-dilutive and would increase the earnings or decrease loss per share.

Financial Instruments

The carrying value of the Company's financial instruments, as reported in the accompanying balance sheets, approximates fair value.

Long-Lived Assets

In accordance with FASB ASC Nos. 350 and 360, the Company regularly reviews the carrying value of intangible and other long-lived assets for the existence of facts or circumstances, both internally and externally, that may suggest impairment.  If impairment testing indicates a lack of recoverability, an impairment loss is recognized by the Company if the carrying amount of a long-lived asset exceeds its fair value.

Segment information

The Company is structured to operate primarily in a single operating segment, namely the competition arena of paintball sports and the furthering of private and commercial interests in the activity.

Stock based compensation

The Company follows FASB ASC No. 718 - Compensation - Stock Compensation for share based payments to employees.  The Company follows FASB ASC No. 505 for share based payments to Non-Employees, whereby equity instruments issued to employees for services are recorded based on the fair value of the instrument issued and those issued to non-employees are recorded based on the fair value of the consideration received or the fair value of the equity instrument, whichever is more reliably measurable.

INTERNATIONAL PAINTBALL ASSOCIATION, INC.
(A Development Stage Company)
Notes to the Financial Statements
For the nine Months Ended September 30, 2010
(Unaudited)

NOTE 1.               ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES. (Continued)

Recent Accounting Pronouncements

In October 2009, the FASB issued an Accounting Standard Update ("ASU") No. 2009-13, which addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services separately rather than as a combined unit and modifies the manner in which the transaction consideration is allocated across the separately identified deliverables.  The ASU significantly expands the disclosure requirements for multiple-deliverable revenue arrangements.  The ASU will be effective for the first annual reporting period beginning on or after June 15, 2010, and may be applied retrospectively for all periods presented or prospectively to arrangements entered into or materially modified after the adoption date.  Early adoption is permitted, provided that the guidance is retroactively applied to the beginning of the year of adoption. The Company does not expect the adoption of ASU No. 2009-13 to have any effect on its financial statements upon its required adoption on January 1, 2011.

There were various other accounting standards and interpretations issued, none of which are expected to have a material impact on the Company's financial position, operations or cash flows.

NOTE 2.               GOING CONCERN.

The Company has suffered recurring losses from operations and has a working capital deficit and stockholders' deficit, and in all likelihood will be required to make significant future expenditures in connection with continuing marketing efforts along with general administrative expenses.  These conditions raise substantial doubt about the Company's ability to continue as a going concern.

The Company may raise additional capital through the sale of its equity securities, through an offering of debt securities, or through borrowings from individuals and financial institutions.  By doing so, the Company hopes through increased marketing efforts to generate revenues from the operation of competition paintball arenas and sales of related products.  Management believes that actions presently being taken to obtain additional funding provide the opportunity for the Company to continue as a going concern.

NOTE 3.                      FIXED ASSETS.

Fixed asset values recorded at cost are as follows:

	September 30, 2010	December 31, 2009

Computer equipment	$4,622	$4,622
Furniture and fixtures	3,742	3,742
	8,364	8,364
Less accumulated depreciation	(8,364)	(8,364)
Total	$-	$-

During the year ended December 31, 2009, the Company fully depreciated its fixed assets.

INTERNATIONAL PAINTBALL ASSOCIATION, INC.
(A Development Stage Company)
Notes to the Financial Statements
For the nine Months Ended September 30, 2010
(Unaudited)

NOTE 4.               NOTES PAYABLE.

At September 30, 2010 and December 31, 2009, the Company had $478,500 in outstanding notes payable to various individuals, unsecured, bearing interest at 6% to 9% per annum, due in full on term expiration, with all amounts at each date presently past due.  The Company incurred interest expense under the notes during the three and nine months ended September 30, 2010 of $9,683 and $28,732, respectively. Accrued interest at September 30, 2010 and December 31, 2009 amounted to $115,383 and $86,650, respectively.

NOTE 5.               NOTES PAYABLE, CONVERTIBLE – RELATED PARTY.

In April 2009, a related party that owed $200,534 for accounts payable agreed to convert the amount owed to it into a Convertible Promissory Note.  The Convertible Promissory note is unsecured, has an interest rate of 6% and a due date of April 10, 2011.  The Convertible Promissory Note provides the holder with the right to convert part or all of the outstanding principal and/or interest into shares of the Company's common stock at a rate of $0.50 per share. At September 30, 2010 and December 31, 2009, $200,534 was outstanding.  During the three and nine months ended September 30, 2010 interest expense was $3,033 and $8,999, respectively. Accrued interest at September 30, 2010 and December 31, 2009 amounted to $17,735 and $14,373 respectively.

NOTE 6.               STOCKHOLDERS' EQUITY.

Common stock

The Company has 100,000,000 shares of authorized common stock, no par value, with 10,449,166 shares issued and outstanding as of September 30, 2010 and December 31, 2009 with 200,000 shares in treasury at each date.

Stock options

At September 30, 2010, the Company had stock options outstanding as described below.

Non-employee stock options

The Company accounts for non-employee stock options under FASB ASC No. 505 whereby option costs are recorded based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.  Unless otherwise provided for, the Company covers option exercises by issuing new shares.  The Company has no non-employee stock options outstanding.

Employee stock options

The Company accounts for employee stock options under FASB ASC No. 718 -  Compensation  - Stock  Compensation.  Unless otherwise provided for, the Company covers option exercises by issuing new shares.  At the beginning of 2010 the Company had 5,000 options outstanding and exercisable.  During the nine months ended September 30, 2010, no options were granted, exercised or cancelled, leaving a balance at September 30, 2010 of 5,000 outstanding employee stock options.

INTERNATIONAL PAINTBALL ASSOCIATION, INC.
(A Development Stage Company)
Notes to the Financial Statements
For the nine Months Ended September 30, 2010
(Unaudited)

NOTE 7.               CONTINGENCIES.

A law firm which has represented the Company on various matters, has asserted that the Company owes the firm approximately $13,000 more in legal fees than the Company has recorded.  The Company and the law firm have previously held discussions regarding any additional fees are owed without resolution by the parties.

A former director claims the Company owes her an additional $24,425 over what the Company has recorded. The Company disputes the assertion.

NOTE 8.               SUBSEQUENT EVENTS.

The Company evaluated events for subsequent events to be included in its September 30, 2010 financial statements herein, and has determined that there are no subsequent events that require disclosure.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:January 21, 2010

INTERNATIONAL PAINTBALL ASSOCIATION, INC.
By: /s/Brenda Webb
Brenda Webb, Acting Interim CEO/President, CFO and Director